Exhibit 10.2

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

LEASE

by and between

BMR-FRESH POND RESEARCH PARK LLC,

a Delaware limited liability company

and

ALNYLAM PHARMACEUTICALS, INC.,

a Delaware corporation

LEASE

THIS LEASE (this “Lease”) is entered into as of this 10th day of February, 2012 (the “Execution Date”), by and between BMR-FRESH POND RESEARCH PARK LLC, a Delaware limited liability company (“Landlord”), and ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord owns certain real property (together with adjacent real property owned by Landlord, the “Property”) and the improvements on the Property located in Cambridge, Massachusetts, including the building located at 665 Concord Avenue, Cambridge, Massachusetts (the “Building”) and other buildings located on such Property; and

B. WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, the Premises (as defined below), pursuant to the terms and conditions of this Lease, as detailed below.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Lease of Premises.

1.1. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the portion of the Property on which the Building sits and all improvements and appurtenances related thereto, including the Building, as shown on Exhibit A attached hereto, including exclusive shafts, cable runs, mechanical spaces and rooftop areas, for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses (the “Premises”). The Property and all landscaping, parking facilities, private drives and other improvements and appurtenances related thereto, including the Building and other buildings located on the Property, are hereinafter collectively referred to as the “Project.” All portions of the Project that are for the non-exclusive use of tenants of the Project generally, including driveways, sidewalks, parking areas and landscaped areas, but excluding the common areas of any other building in the Project, are hereinafter referred to as “Common Area.”

2. Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1. This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

2.2. In the definitions below, each current Rentable Area (as defined below) is expressed in rentable square footage. Rentable Area and “Tenant’s Pro Rata Shares” are all subject to adjustment as provided in this Lease.

Definition or Provision	Means the Following (As of the Term Commencement Date)

Approximate Rentable Area of Premises	15,150 square feet

Approximate Rentable Area of Building	15,150 square feet

Approximate Rentable Area of Project	89,176 square feet

Tenant’s Pro Rata Share of Building	100%

Tenant’s Pro Rata Share of Project	16.99%

2.3. Initial monthly and annual installments of Base Rent for the Premises (“Base Rent”) as of the Term Commencement Date (as defined below):

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent

Months 1-3	15,150	$0.00	$0.00	N/A

Months 4-15	15,150	$32.00 annually	$40,400.00	$484,800.00

Months 16-27	15,150	$32.96 annually	$41,612.00	$499,344.00

Months 28-39	15,150	$33.95 annually	$42,861.88	$514,342.50

Months 40-51	15,150	$34.97 annually	$44,149.63	$529,795.50

Months 52-63	15,150	$36.02 annually	$45,475.25	$545,703.00

2.4. Estimated Term Commencement Date: June 1, 2012

2.5. Estimated Term Expiration Date: August 31, 2017

2.6. Security Deposit: $161,600.00, subject to increase in accordance with the terms hereof

2.7. Permitted Use: Office, laboratory [**] use in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined below), committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises, the Building, the Property, the Project, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations (“Applicable Laws”)

2.8. Address for Rent Payment:	BMR-Fresh Pond Research Park LLC
P.O. Box 51919, Unit E
Los Angeles, CA 90051-6219

2.9. Address for Notices to Landlord:	BMR-Fresh Pond Research Park LLC
17190 Bernardo Center Drive
San Diego, California 92128
Attn: Vice President, Real Estate Counsel

2.10. Address for Notices to Tenant:	Alnylam Pharmaceuticals, Inc.
300 Third Street
Cambridge, Massachusetts 02142
Attn: Chief Operating Officer

With a copy to:

Faber Daeufer Itrato & Cabot PC
950 Winter Street, Suite 4500
Waltham, Massachusetts 02451
Attn: Brian Connelly

2.11.Address for Invoices to Tenant:	Alnylam Pharmaceuticals, Inc.
300 Third Street
Cambridge, Massachusetts 02142
Attn: Controller

2.12. The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A	Premises
Exhibit B	Work Letter
Exhibit C	Acknowledgement of Term Commencement Date and Term Expiration Date
Exhibit D	Tenant Manual
Exhibit E	Form of Letter of Credit
Exhibit F	Rules and Regulations
Exhibit G	Shuttle Service Description
Exhibit H	Tenant’s Personal Property
Exhibit I	Form of Estoppel Certificate
Exhibit J	CAM Pools and Maintenance Matrix
Exhibit K	Reserved Parking

3. Term. The actual term of this Lease (as the same may be extended pursuant to Article 42 hereof, and as the same may be earlier terminated in accordance with this Lease, the “Term”) shall commence on the actual Term Commencement Date (as defined in Article 4) and end on the date that is sixty-three (63) months after the actual Term Commencement Date (such date, the “Term Expiration Date”), subject to earlier termination of this Lease as provided herein.

4. Possession and Commencement Date.

4.1. The “Term Commencement Date” shall be the earlier of (a) the Estimated Term Commencement Date and (b) the date that the (i) the work to the interior of the Building described in the Work Letter (the “Premises Improvements”) and (ii) the base building improvements described in the Work Letter (the “Base Building Improvements” and together with the Premises Improvements, the “Tenant Improvements”) is Substantially Complete; provided, however, that the Estimated Term Commencement Date shall be extended, on a day-for-day basis, for each day of Landlord Delay (defined below). Tenant shall execute and deliver to Landlord written acknowledgment of the actual Term Commencement Date and the Term Expiration Date within ten (10) days after Tenant takes occupancy of the Premises, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Term Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Premises required for the Permitted Use by Tenant shall not serve to extend the Term Commencement Date. The term “Substantially Complete” or “Substantial Completion” means that the Tenant Improvements are substantially complete in accordance with the Approved Plans (as defined in the Work Letter), except for minor punch list items. Upon Substantial Completion, Tenant shall deliver to Landlord (i) a certificate of occupancy for the Premises suitable for the Permitted Use and (ii) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor. Landlord, at Tenant’s sole cost and expense, agrees to provide Tenant with any reasonable assistance needed to obtain the certificate of occupancy for the Premises.

As used herein, “Landlord Delay” shall mean and refer to: (a) delays due to the remediation of Pre-Existing Hazardous Conditions (as defined in Section 5) and (b) any other delay solely due to Landlord’s actions or inactions. No such Landlord Delay shall be deemed to have commenced unless Landlord shall have failed to cure the same within two business days after Landlord’s receipt of written notice thereof from Tenant.

4.2. Tenant shall cause the Premises Improvements to be constructed in the Premises pursuant to the Work Letter attached hereto as Exhibit B (the “Work Letter”) at a cost to Landlord not to exceed Five Hundred Thirty Thousand Two Hundred Fifty Dollars ($530,250) (based upon Thirty-Five Dollars ($35) per square foot of Rentable Area (as defined below)) (the “Premises Allowance”). Tenant shall cause the Base Building Improvements to be constructed in the Premises pursuant to the Work Letter at a cost to Landlord not to exceed One Million Five Hundred Fifteen Thousand Dollars ($1,515,000) (based upon One Hundred Dollars ($100) per square foot of Rentable Area (as defined below)) (the “Base Building Allowance”). The Premises Allowance coupled with the Base Building Allowance shall be referred to herein as the “TI Allowance.” The TI Allowance may be applied to the costs of (n) construction, (o) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (p) building permits and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Tenant Improvements, and (q) costs and expenses for labor, material, equipment and fixtures. In no event shall the TI

Allowance be used for (v) the cost of work that is not authorized by the Approved Plans (as defined in the Work Letter) or otherwise approved in writing by Landlord, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). Landlord shall not charge for and shall not be entitled to recover any fees or costs related to Landlord’s project review of the Tenant Improvements.

4.3. Tenant shall have until the date that is ten (10) months after the Execution Date, provided that such date shall be subject to extension on a day-for-day basis for each day of Landlord Delay during such time period (the “TI Deadline”), to expend the unused portion of the TI Allowance, after which date Landlord’s obligation to fund such costs shall expire.

4.4. In no event shall any unused TI Allowance entitle Tenant to a credit against Rent payable under this Lease.

4.5. Prior to entering upon the Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 are in effect, and such entry shall be subject to all the terms and conditions of this Lease.

5. Condition of Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises or with respect to the suitability of the Premises for the conduct of Tenant’s business. Tenant acknowledges that (a) other than the presence of any Hazardous Materials (as defined in Section 21.9) (i) in the Premises in violation of Applicable Laws as of the Execution Date, (ii) that are not actually known to Tenant as of the Execution Date or that could not have been discovered by Tenant upon reasonable inspection prior to the Execution Date and (iii) that were not placed at the Project by Tenant or its affiliates, employees, agents or contractors (collectively, “Pre-Existing Hazardous Conditions”), Tenant is fully familiar with the condition of the Premises and agrees to take the same in its condition “as is” as of the Execution Date and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises, except with respect to the TI Allowance and the remediation of any Pre-Existing Hazardous Conditions as set forth in this Article. Tenant’s taking of possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Premises were at such time in good, sanitary and satisfactory condition and repair. In the event that, during the performance of the Tenant Improvements, Pre-Existing Hazardous Conditions are discovered, Tenant shall promptly notify Landlord of such discovery and Landlord, at its sole cost and expense, shall (y) work with Tenant diligently and in good faith to remediate such Pre-Existing Hazardous Conditions and (z) indemnify and hold Tenant harmless from any Claims resulting from the presence of Pre-Existing Hazardous Conditions.

6. Rentable Area.

6.1. The term “Rentable Area” shall reflect such areas as reasonably calculated by Landlord’s architect, as the same may be reasonably adjusted from time to time by Landlord in consultation with Landlord’s architect to reflect changes to the Premises, the Building or the Project, as applicable.

6.2. The Rentable Area of the Building is generally determined by making separate calculations of Rentable Area applicable to each floor within the Building and totaling the Rentable Area of all floors within the Building. The Rentable Area of a floor is computed by measuring to the outside finished surface of the permanent outer Building walls. The full area calculated as previously set forth is included as Rentable Area, without deduction for columns and projections or vertical penetrations, including stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like, as well as such items’ enclosing walls.

6.3. The term “Rentable Area,” when applied to the Premises, is that area equal to the usable area of the Premises, plus an equitable allocation of Rentable Area within the Building that is not then utilized or expected to be utilized as usable area, including that portion of the Building devoted to corridors, equipment rooms, restrooms, elevator lobby, atrium and mailroom.

6.4. The Rentable Area of the Project is the total Rentable Area of all buildings within the Project.

6.5. Review of allocations of Rentable Areas as between tenants of the Building and the Project shall be made as frequently as Landlord deems appropriate, including in order to facilitate an equitable apportionment of Operating Expenses (as defined below). If such review is by a licensed architect and allocations are certified by such licensed architect as being correct, then Tenant shall be bound by such certifications.

7. Rent.

7.1. Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the Term Commencement Date, the sums set forth in Section 2.3. Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, each in advance on the first day of each and every calendar month during the Term.

7.2. In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s Share (as defined below) of Operating Expenses (as defined below), (b) the Property Management Fee (as defined below) and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods. In calculating Operating Expenses, Landlord will allocate Operating Expense items which relate solely to one building of the Project and its occupants (including, without limitation, portions thereof dedicated to non-exclusive use by building occupants) to the specific building to which such expenses relate, as further detailed in Exhibit J. Any Operating Expenses which cannot be allocated solely to one building and its occupants will be allocated on a proportionate basis (based on relative square footage) among the buildings and occupants of the Project (or those buildings to which such Operating Expense relates, and their occupants, if it is less than the entire Project) as further detailed in Exhibit J.

7.3. Base Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America at the office of Landlord as set forth in Section 2.8 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then-current rate for such fractional month.

8. [Intentionally omitted.]

9. Operating Expenses.

9.1. As used herein, the term “Operating Expenses” shall include:

(a) Government impositions including property tax costs consisting of real and personal property taxes and assessments, including amounts due under any improvement bond upon the Building or the Project, including the parcel or parcels of real property upon which the Building, other buildings in the Project and areas serving the Building and the Project are located or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”); taxes on or measured by gross rentals received from the rental of space in the Project; taxes based on the square footage of the Premises, the Building or the Project, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from Applicable Laws or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Project or the parking facilities serving the Project; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof. Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project, or penalties and interest incurred by reason of Landlord’s failure to timely pay any taxes or other impositions of a Governmental Authority to the extent relating to a period in which Tenant was not in default under this Lease; and

(b) All other costs of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Building and the Project allocated as set forth in Section 7.2, including costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder; costs of utilities furnished to the Common Areas; sewer fees; cable television; trash collection; cleaning, including windows; heating (other than for the Premises); ventilation (other than for the Premises); air-conditioning (other than for the Premises); maintenance of landscaping and grounds; maintenance of drives and parking areas; security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Project; license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Project systems and equipment; telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; accounting, legal and other professional fees and expenses incurred in connection with the Project; costs of furniture, draperies, carpeting, landscaping, snow removal and other customary and ordinary items of personal property provided by Landlord for use in Common Areas; capital expenditures provided, however, that any capital expenditures made that reduce the cost of operating the Project shall constitute Operating Expenses in the amount over a given time period that is the greater of (i) the amount during such period that is generally permitted for capital expenditures as described above and (ii) the amount of savings in operating the Project realized during such period as a result of such capital expenditures, in each case amortized over the useful life thereof, as reasonably determined by Landlord, in accordance with generally accepted accounting principles not to exceed ten (10) years; costs of complying with Applicable Laws (except to the extent such costs are incurred to remedy non-compliance as of the Execution Date with Applicable Laws or incurred in connection with the remediation of a Pre-Existing Hazardous Condition); costs to keep the Project in compliance with, or fees otherwise required under, any CC&Rs (as defined below); costs of any shuttle services provided to the Project or other public transportation accoutrements benefitting the Project; insurance premiums, including premiums for public liability, property casualty, earthquake, terrorism and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies; service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons to the extent such persons perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including janitors, floor waxers, window washers, watchmen, gardeners, sweepers, plow trucks and handymen.

(c) Notwithstanding the foregoing, Operating Expenses shall not include expenses directly paid for by Tenant pursuant to Section 18.2; any leasing commissions; expenses that relate to preparation of rental space for a tenant; expenses of initial development and construction, including grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); legal expenses relating to other tenants; costs of repairs to the extent reimbursed by payment of insurance proceeds received by Landlord (or which would have been reimbursable had Landlord carried the insurance required by this Lease); principal, interest and other expenses upon loans to Landlord or secured by a mortgage or deed of trust covering the Project or a portion thereof (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 9.1(a)); salaries of executive officers of Landlord; depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements and reasonable reserves in regard thereto that are provided for in Subsection 9.1(b)); and taxes that are excluded from Operating Expenses by the last sentence of Subsection 9.1(a). To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses, Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses (such excess, together with Tenant’s Pro Rata Share, “Tenant’s Share”).

9.2. Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, (a) the Property Management Fee (as defined below) and (b) Landlord’s estimate of Tenant’s Share of Operating Expenses with respect to the Building and the Project, as applicable, for such month.

(x) The “Property Management Fee” shall equal three percent (3%) of Base Rent due from Tenant. Tenant shall pay the Property Management Fee in accordance with Section 9.2 with respect to the entire Term, including any extensions thereof or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent, Operating Expenses or any other Rent with respect to any such period or portion thereof. For the first three (3) months of the Term, the Property Management Fee shall be calculated as if Tenant were paying Forty Thousand Four Hundred Dollars ($40,400) per month for Base Rent.

(y) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses and Tenant’s Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be due and payable within ten (10) days after Tenant’s receipt of such statement. If the amounts paid by Tenant pursuant to this Section exceed Tenant’s Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany said statement with payment for the amount of such difference.

(z) Any amount due under this Section for any period that is less than a full month shall be prorated (based on a thirty (30)-day month) for such fractional month.

9.3. Landlord may, from time to time, modify Landlord’s calculation and allocation procedures for Operating Expenses, so long as such modifications produce Dollar results substantially consistent with Landlord’s then-current practice at the Project.

9.4. [Intentionally omitted.]

9.5. Tenant shall not be responsible for Operating Expenses attributable to the time period prior to the Term Commencement Date; provided, however, that if Landlord shall permit Tenant possession of the Premises prior to the Term Commencement Date, Tenant shall be responsible for Operating Expenses from such earlier date of possession. Tenant’s responsibility for Tenant’s Share of Operating Expenses shall continue to the latest of (a) the date of termination of the Lease, (b) the date Tenant has fully vacated the Premises and (c) if termination of the Lease is due to a default by Tenant, the date of rental commencement of a replacement tenant.

9.6. Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

9.7. Within ten (10) business days after the end of each calendar month, Tenant shall submit to Landlord an invoice, or, in the event an invoice is not available, an itemized list, of all costs and expenses that (a) Tenant has incurred (either internally or by employing third parties) during the prior month and (b) for which Tenant reasonably believes it is entitled to reimbursements from Landlord pursuant to the terms of this Lease or that Tenant reasonably believes is the responsibility of Landlord pursuant to this Lease or the Work Letter.

9.8. In the event that the Project is less than fully occupied, Tenant acknowledges that Landlord may extrapolate Operating Expenses that vary depending on the occupancy of the Project, as applicable, by dividing (a) the total cost of Operating Expenses by (b) the Rentable Area of the Project (as applicable) that is occupied, then multiplying (y) the resulting quotient by (z) ninety-five percent (95%) of the total Rentable Area of the Project (as applicable). Tenant shall pay Tenant’s Share of the product of (y) and (z), subject to adjustment as reasonably determined by Landlord; provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses.

10. Taxes on Tenant’s Property.

10.1. Tenant shall pay prior to delinquency any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises.

10.2. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building, the Property or the Project is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed value of the Building, the Property or the Project, then Tenant shall, upon ten (10) days’ prior written demand, repay to Landlord the taxes so paid by Landlord.

10.3. If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s building standards (the “Building Standard”) in other spaces in the Building are assessed, then the real property taxes and assessments levied against Landlord or the Building, the Property or the Project by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 10.2. Any such excess assessed valuation due to improvements in or alterations to space in the Project leased by other tenants at the Project shall not be included in Operating Expenses. If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant improvements or alterations are assessed at a higher valuation than the Building Standard, then such records shall be binding on both Landlord and Tenant.

11. Security Deposit.

11.1. Tenant shall deposit with Landlord on or before the Execution Date the sum set forth in Section 2.6 (the “Security Deposit”), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period commencing on the Execution Date and ending upon the expiration or termination of Tenant’s obligations under this Lease. If Tenant is in monetary default or otherwise Defaults with respect to any provision of this Lease, including any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. The provisions of this Article shall survive the expiration or earlier termination of this Lease until the later of (a) the date that Tenant surrenders the Premises to Landlord in the condition required under this Lease and (b) ninety (90) days after the expiration or earlier termination of this Lease.

11.2. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

11.3. Landlord may deliver to any purchaser of Landlord’s interest in the Premises the funds deposited hereunder by Tenant, and thereupon Landlord shall be discharged from any further liability with respect to such deposit. This provision shall also apply to any subsequent transfers.

11.4. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease.

11.5. If the Security Deposit shall be in cash, Landlord shall hold the Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. Landlord shall be entitled to all interest and/or dividends, if any, accruing on the Security Deposit. Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on the Security Deposit.

11.6. The Security Deposit may be in the form of cash, a letter of credit or any other security instrument acceptable to Landlord in its sole discretion. Tenant may at any time, except when Tenant is in Default (as defined below), deliver a letter of credit (the “L/C Security”) as the entire Security Deposit, as follows:

(a) If Tenant elects to deliver L/C Security, then Tenant shall provide Landlord, and maintain in full force and effect throughout the Term and until the date that is ninety (90) days after the then-current Term Expiration Date, a letter of credit in the form of Exhibit E issued by an issuer reasonably satisfactory to Landlord, in the amount of the Security Deposit, with an initial term of at least one year. Landlord agrees that, as of the Execution Date, Cambridge Savings Bank is an acceptable issuer of the L/C Security. Landlord may require the L/C Security to be re-issued by a different issuer at any time during the Term if Landlord reasonably believes that the issuing bank of the L/C Security is or may soon become insolvent; provided, however, Landlord shall return the existing L/C Security to the existing issuer immediately upon receipt of the substitute L/C Security. If any issuer of the L/C Security shall become insolvent or placed into FDIC receivership, then Tenant shall immediately deliver to Landlord (without the requirement of notice from Landlord) substitute L/C Security issued by an issuer reasonably satisfactory to Landlord, and otherwise conforming to the requirements set forth in this Article. As used herein with respect to the issuer of the L/C Security, “insolvent” shall mean the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks). If, at the Term Expiration Date, any Rent remains uncalculated or unpaid, then: (i) Landlord shall with reasonable diligence complete any necessary calculations; (ii) Tenant shall extend the expiry date of such L/C Security from time to time as Landlord reasonably requires; and (iii) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the L/C Security. Tenant shall reimburse Landlord’s legal costs (as estimated by Landlord’s counsel) in handling Landlord’s acceptance of L/C Security or its replacement or extension.

(b) If Tenant delivers to Landlord satisfactory L/C Security in place of the entire Security Deposit, Landlord shall remit to Tenant any cash Security Deposit Landlord previously held.

(c) Landlord may draw upon the L/C Security, and hold and apply the proceeds in the same manner and for the same purposes as the Security Deposit, if: (i) an uncured Default (as defined below) exists; (ii) as of the date forty-five (45) days before any L/C Security expires (even if such scheduled expiry date is after the Term Expiration Date) Tenant has not delivered to Landlord an amendment or replacement for such L/C Security, reasonably satisfactory to Landlord, extending the expiry date to the earlier of (1) ninety (90) days after the then-current Term Expiration Date or (2) the date one year after the then-current expiry date of the L/C Security; (iii) the L/C Security provides for automatic renewals, Landlord asks the issuer to confirm the current L/C Security expiry date, and the issuer fails to do so within ten (10) business days; (iv) Tenant fails to pay (when and as Landlord reasonably requires) any bank charges for Landlord’s transfer of the L/C Security; or (v) the issuer of the L/C Security ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the L/C Security (and fails to permit drawing upon the L/C Security by overnight courier or facsimile). This Section does not limit any other provisions of this Lease allowing Landlord to draw the L/C Security under specified circumstances.

(d) Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under L/C Security, even if it violates this Lease. Tenant acknowledges that the only effect of a wrongful draw would be to substitute a cash Security Deposit for L/C Security, causing Tenant no legally recognizable damage. Landlord shall hold the proceeds of any draw in the same manner and for the same purposes as a cash Security Deposit. In the event of a wrongful draw, the parties shall cooperate to allow Tenant to post replacement L/C Security simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the L/C Security that Landlord’s draw was erroneous.

(e) If Landlord transfers its interest in the Premises, then Tenant shall at Tenant’s expense, within five (5) business days after receiving a request from Landlord, deliver (and, if the issuer requires, Landlord shall consent to) an amendment to the L/C Security naming Landlord’s grantee as substitute beneficiary. If the required Security Deposit changes while L/C Security is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the L/C Security.

12. Use.

12.1. Tenant shall use the Premises for the purpose set forth in Section 2.7, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

12.2. Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy issued for the Building or the Project, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in the reasonable written opinion of Landlord’s legal counsel violates any of the above. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.

12.3. Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building or the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Building and the Project disclosed in writing to Tenant, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article.

12.4. Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.

12.5. Tenant may install additional locks, bolts or security measures reasonably necessary to properly conduct its business and operations in the Premises, including securing the interior and exterior doors and windows of the Premises; provided, however, that any such locks, bolts or security measures shall be subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Tenant shall provide Landlord with all keys, key cards and access codes necessary to access all portions of the Premises. Tenant shall, upon termination of this Lease, return to Landlord all keys and key cards to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key or key card so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key or key card if Landlord shall deem it necessary to make such change.

12.6. No awnings or other projections shall be attached to any outside wall of the Building without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings as set forth in the Tenant Manual (as defined in Section 13.1). Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall any bottles, parcels or other articles be placed on the windowsills. Any such window treatment shall also be subject to the requirements set forth in the Tenant Manual. For the avoidance of doubt, it shall be unreasonable for Landlord to withhold its consent to any requested awnings, blinds, shades, screens or other window tinting or treatments if Tenant demonstrates to Landlord that such are necessary for Tenant to comply with Applicable Laws [**] required to conduct Tenant’s business and operations on the Premises consistent with the Permitted Use; provided, that any such awnings, blinds, shades, screens or other window tinting or treatments are performed in accordance with the Tenant Manual. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without Landlord’s prior written consent.

12.7. No sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant on any part of the Premises visible from outside the Premises or the Building without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. For any Signage, Tenant shall, at Tenant’s own cost and expense, (a) acquire all permits for such Signage in compliance with Applicable Laws and (b) design, fabricate, install and maintain such Signage in a first-class condition. Tenant shall be responsible for reimbursing Landlord for costs incurred by Landlord in removing any of Tenant’s Signage upon the expiration or earlier termination of the Lease. Signs on the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at Landlord’s sole cost and expense, and shall be of a size, color and type and be located in a place acceptable to Landlord. The directory tablet shall be provided exclusively for the display of the name and location of tenants only.

12.8. Tenant shall only place equipment within the Premises with floor loading consistent with the Building’s structural design without Landlord’s prior written approval, and such equipment shall be placed in a location designed to carry the weight of such equipment.

12.9. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Areas or other offices in the Project.

12.10. Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them, (b) use or allow the Premises to be used for immoral, unlawful or objectionable purposes, (c) cause, maintain or permit any nuisance or waste in, on or about the Project or (d) take any other action that would in Landlord’s reasonable determination in any manner adversely affect other tenants’ quiet use and enjoyment of their space or adversely impact their ability to conduct business in a professional and suitable work environment.

12.11. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”) harmless from and against any demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements) incurred in investigating or resisting the same (collectively, “Claims”) arising out of any such failure of the Premises to comply with the ADA. This Section (as well as any other provisions of this Lease dealing with indemnification of the Landlord Indemnitees by Tenant shall be deemed to be modified in each case by the insertion in the appropriate place of the following: “except as otherwise provided in Mass. G.L. Ter. Ed., C. 186, Section 15.” The indemnification provisions of this Section shall survive the expiration or earlier termination of this Lease.

12.12. Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of the Massachusetts Water Resources Authority (“MWRA”) and any other applicable Governmental Authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the MWRA and any other applicable Governmental Authority with respect to such chemical safety program and (b) this Section. Tenant shall obtain and maintain during the Term (m) any permit required by the MWRA (“MWRA Permit”) and (n) a wastewater treatment operator license from the Commonwealth of Massachusetts with respect to Tenant’s use of the Acid Neutralization Tank (as defined in Section 16.7) in the Building. Tenant shall not introduce anything into the Acid Neutralization Tank (x) in violation of the terms of the MWRA Permit, (y) in violation of Applicable Laws or (z) that would interfere with the proper functioning of the Acid Neutralization Tank. Landlord, at Tenant’s sole cost and expense, agrees to reasonably cooperate with Tenant in order to obtain the MWRA Permit and the wastewater treatment operator license. Tenant shall be solely responsible for any costs incurred pursuant to this Section.

13.	Rules and Regulations, CC&Rs, Parking Facilities and Common Areas.

13.1. Tenant shall have the non-exclusive right, in common with others, to use the Common Areas, subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit F, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion (the “Rules and Regulations”) and the tenant manual adopted by Landlord and attached hereto as Exhibit D (as such tenant manual may be modified from time to time by Landlord in its sole discretion, the “Tenant Manual”). Tenant shall faithfully observe and comply with the Rules and Regulations and the Tenant Manual. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations or the Tenant Manual. In the event of a conflict between the Rules and Regulations, the Tenant Manual and this Lease, the terms of this Lease shall control, otherwise the most stringent provision shall control.

13.2. This Lease is subject to any recorded covenants, conditions or restrictions on the Project or Property (the “CC&Rs”), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time; provided that any such amendments, restatements, supplements or modifications do not materially modify Tenant’s rights or obligations hereunder. Tenant shall comply with the CC&Rs.

13.3. Except for any spaces specifically reserved to other tenants of the Project, Tenant shall have a non-exclusive, irrevocable license to use Tenant’s Pro Rata Share of parking facilities serving the Project (which, as of the Execution Date, is two and two tenths (2.2) spaces for each one thousand (1,000) square feet of Rentable Area of the Premises) in common on an unreserved basis with other tenants of the Project during the Term. As part of such Pro Rata Share of parking facilities (and not in addition), Landlord shall designate ten (10) parking spaces outside the Premises as “RESERVED,” as depicted on Exhibit K. Landlord shall have no obligation to monitor or enforce such reserved parking spaces.

13.4. Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right to determine that parking facilities are becoming overcrowded and to limit Tenant’s use thereof. Upon such determination, Landlord may reasonably allocate parking spaces among Tenant and other tenants of the Building or the Project. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.

13.5. Landlord reserves the right to modify the Common Areas, including the right to add or remove exterior and interior landscaping and to subdivide real property.

13.6. Landlord shall subscribe to a shuttle service that will operate as described on Exhibit G attached hereto.

14.	Project Control by Landlord.

14.1. Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease. This reservation includes Landlord’s right to subdivide the Project; convert the Building and other buildings within the Project to condominium units; change the size of the Project by selling all or a portion of the Project or adding real property and any improvements thereon to the Project; grant easements and licenses to third parties; maintain or establish ownership of the Building separate from fee title to the Property; make additions to or reconstruct portions of the Building and the Project; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building or the Project pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building or elsewhere at the Project; and alter or relocate any other Common Area or facility, including private drives, lobbies and entrances; provided, however, that Landlord’s exercise of its rights under this Section shall not materially adversely affect the Permitted Use of the Premises.

14.2. Possession of areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord; provided, however, that Landlord’s exercise of its rights under this Section shall not materially adversely affect the Permitted Use of the Premises.

14.3. Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises as provided for in this Lease.

14.4. Landlord may, at any and all reasonable times during non-business hours (or during business hours if Tenant so requests, and with respect to Section 14.4(c), if Landlord so requests), and upon twenty-four (24) hours’ prior notice (provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply any service Landlord is required to provide hereunder, (c) show the Premises to prospective purchasers or tenants during the final year of the Term, (d) post notices of nonresponsibility, (e) access the telephone equipment, electrical substation and fire risers and (f) alter, improve or repair any portion of the Building other than the Premises for which access to the Premises is reasonably necessary; provided, however, that Landlord, with respect to any portions of the Premises that are reasonably designated by Tenant to Landlord as controlled or having restricted access, shall comply with Tenant’s reasonable safety procedures and precautions related to such portions of the Premises including only entering such designated areas when accompanied by a Tenant representative (provided further, that Tenant shall provide a Tenant representative to accompany Landlord upon request from Landlord twenty-four (24) hours’ in advance). Notwithstanding the foregoing, no such access restrictions shall apply in the event of an emergency. In connection with any such alteration, improvement or repair as described in Subsection 14.4(f), Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain keys, key cards and access codes with which to unlock all of the doors in the Premises. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

15. Quiet Enjoyment. So long as Tenant is not in default under this Lease, Landlord or anyone acting through or under Landlord shall not disturb Tenant’s occupancy of the Premises, except as permitted by this Lease.

16. Utilities and Services.

16.1. Tenant shall, at its sole cost and expense, promptly and properly observe and comply with (including in the making by Tenant of any Alterations to the Premises) all present and future orders, regulations, directions, rules, laws, ordinances, and requirements of all Governmental Authorities arising from the use or occupancy of, or applicable to, the Premises or any portion thereof.

16.2. Tenant shall, at Tenant’s sole cost and expense, procure and maintain contracts, with copies furnished promptly to Landlord after execution thereof, in customary form and substance for, and with contractors specializing and experienced in, the maintenance of the following equipment and improvements, if any, if and when installed on the Premises (a) HVAC equipment, (b) boilers and pressure vessels, (c) fire extinguishing systems, including fire alarm and smoke detection devices, (d) roof coverings and drains, (e) clarifiers, (f) basic utility feeds to the perimeter of the Building and (g) any other equipment reasonably required by Landlord. In addition, no later than February 28th of each calendar year during the Term, Tenant, at Tenant’s sole cost and expense, shall furnish such service contracts and the maintenance records for such equipment and improvements for the previous calendar year to Landlord for Landlord’s review. Notwithstanding anything to the contrary in this Section, Landlord reserves the right, upon notice to Tenant, to procure and maintain any or all of such service contracts, and if Landlord so elects, Tenant shall reimburse Landlord, upon demand, for the costs thereof.

16.3. Tenant shall make all arrangements for and pay for all water, electricity, air, sewer, refuse, gas, heat, light, power (including emergency power), telephone service and any other service or utility Tenant required at the Premises. Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by accident; breakage; repair; strike, lockout or other labor disturbance or labor dispute of any character; act of terrorism; shortage of materials, which shortage is not unique to Landlord or Tenant, as the case may be; governmental regulation, moratorium or other governmental action, inaction or delay; or other causes beyond Landlord’s control (collectively, “Force Majeure”) or Landlord’s negligence. In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease. Notwithstanding anything to the contrary in this Lease, if as a direct result of Landlord’s gross negligence or willful misconduct, for more than seven (7) consecutive business days following written notice to Landlord: (a) HVAC or electricity services to all or a material portion of the Premises is interrupted or is unable to support Tenant’s normal occupancy requirements for the Permitted Use, or (b) an interruption of other essential utilities and building services, such as fire protection or water, prevents the use or occupancy of all or a material portion of the Premises for the Permitted Use, then Tenant’s Base Rent and Operating Expenses (or an equitable portion of such Base Rent and Additional Rent based on the impact of such interruption on Tenant’s business operations, to the extent that less than all of the Premises are affected) shall thereafter be abated until the Premises are again usable by Tenant for the Permitted Use; provided, however, that if Landlord is diligently pursuing the repair of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant’s continued use and occupancy of the Premises for Permitted Use purposes, as for example, bringing in portable air-conditioning equipment or potable water supplies, then there shall not be an abatement of Base Rent. In any such event, regardless of cause, Landlord shall diligently pursue the repair of such utilities and services. The foregoing provisions shall be Tenant’s sole recourse and remedy in the event of an interruption of services to the Premises caused by Landlord’s gross negligence or willful misconduct. The foregoing provisions shall not apply in case of the actions of parties other than Landlord, in the case of simple negligence of Landlord, or in the case of damage to, or destruction of, the Premises (which shall be governed by the provisions of Article 24 of the Lease).

16.4. Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during the period of time commencing on the Execution Date and continuing until the expiration or earlier termination of the Term or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term.

16.5. Tenant shall not, without Landlord’s prior written consent, use any device in the Premises (including data processing machines) that will in any way increase the amount of ventilation, air exchange, gas, steam, electricity or water beyond the existing capacity of the Building as usually furnished or supplied for the use set forth in Section 2.7.

16.6. For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord no later than each February 28th during the Term (a) any invoices or statements for such utilities and (b) any other utility usage information reasonably requested by Landlord, each with respect to the prior calendar year. Tenant acknowledges that any utility information for the Premises, the Building and the Project may be shared with third parties, including Landlord’s consultants and Governmental Authorities.

16.7. The Building is currently serviced by a laboratory waste sanitary sewer connection on the first (1st) floor of the Building to the municipal sewer line in the street adjacent to the Building. As part of the Tenant Improvements, Tenant shall install a separate acid neutralization tank (the “Acid Neutralization Tank”) that is connected to the Premises. Tenant shall have the right to use the Acid Neutralization Tank in accordance with Applicable Laws. Tenant, shall be responsible for all costs, charges and expenses incurred from time to time in connection with or arising out of the operation, use, maintenance, repair, replacement or refurbishment of the Acid Neutralization Tank, including all clean-up costs relating to the Acid Neutralization Tank (collectively, “Tank Costs”). The operation, use, maintenance, repair, replacement or refurbishment of the Acid Neutralization Tank shall be the sole responsibility of Tenant. Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims, including (a) diminution in value of the Project or any portion thereof, (b) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (c) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (d) sums paid in settlement of Claims that arise during or after the Term as a result of Tenant’s improper use of the Acid Neutralization Tank. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remediation, removal or restoration required by any Governmental Authority caused by Tenant’s improper use of the Acid Neutralization Tank.

17. Alterations.

17.1. Tenant shall make no alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation, or other work (whether major or minor) of any kind in, at, or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold, condition or delay; provided, however, that in the event any proposed Alteration affects (a) any structural portions of the Building, including exterior walls, roof, foundation, foundation systems (including barriers and subslab systems), or core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, air conditioning, heating, electrical, security, life safety and power, then Landlord may withhold its approval with respect thereto in its sole and absolute discretion. Tenant shall, in making any such Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect or record, (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request; provided, that all such documentation shall be of a quality and to a level of detail comparable to the approved Construction Plans (as defined in the Work Letter). In the event the proposed Alterations exceed One Hundred Twenty-Five Thousand Dollars ($125,000), the schedule, approval, design and construction of such Alterations shall further be subject to the terms and conditions of the Work Letter. In no event shall Tenant use or Landlord be required to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the Premises (“Cosmetic Alterations”) without Landlord’s consent; provided that (y) the cost of any Cosmetic Alterations does not exceed Ten Thousand Dollars ($10,000) in any one instance or Fifty Thousand Dollars ($50,000) annually, (z) such Cosmetic Alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, or adversely affect, the Building systems, (iii) affect the exterior of the Building or (iv) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the Premises, the Building or the Project. Tenant shall give Landlord at least ten (10) days’ prior written notice of any Cosmetic Alterations.

17.2. Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

17.3. Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any life safety systems to remain fully operable at all times.

17.4. Any work performed on the Premises, the Building or the Project by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time designate. Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws. Within thirty (30) days after completion of any Alterations (other than Cosmetic Alterations), Tenant shall provide Landlord with complete “as-built” drawing print sets, project specifications and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises (which changes shall be overlaid on the previously existing improvements in the Premises). Further, within thirty (30) days after completion of any Alterations described in Sections 17.1(a), 17.1(b) or 17.1(c), Tenant shall provide Landlord with any applicable inspection reports, certifications and approvals that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises.

17.5. Before commencing any Alterations or Tenant Improvements, Tenant shall give Landlord at least fourteen (14) days’ prior written notice of the proposed commencement of such work and shall, if required by Landlord, secure, at Tenant’s own cost and expense, a completion and lien indemnity bond satisfactory to Landlord for said work.

17.6. All Tenant Improvements, Alterations, Signage, attached equipment, decorations, fixtures, movable laboratory casework and related appliances, trade fixtures, additions and improvements, subject to Section 17.8, attached to or built into the Premises, made by either of the Parties, including all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, laboratory benches, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits, shall (a) become the property of Landlord upon the expiration or earlier termination of the Term and (b) remain upon and be surrendered with the Premises as a part thereof (unless, with respect to (a) and (b), Landlord elects otherwise by providing written notice to Tenant no later than the date that is twelve (12) months prior to the Term Expiration Date). The Premises shall at all times remain the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease.

17.7. Tenant shall repair any damage to the Premises caused by Tenant’s removal of any property from the Premises (including Tenant’s removal of items elected by Landlord in accordance with Section 17.6). During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

17.8. Except as to those items listed on Exhibit H attached hereto (which Exhibit H may be updated by Tenant from and after the Term Commencement Date, but in each case only upon receipt of Landlord’s prior written approval of such updates in accordance with the procedures set forth hereafter), all business and trade fixtures, machinery and equipment, built-in furniture and cabinets, together with all additions and accessories thereto, installed in and upon the Premises shall be and remain the property of Landlord and shall not be moved by Tenant at any time during the Term. Following the Term Commencement Date, and prior to the commencement of any work relating to any Alterations occurring thereafter, Tenant shall have the ability to update Exhibit H by submitting such updated Exhibit H to Landlord at least twenty (20) days prior to the installation at the Premises of any items requested to be included on Exhibit H by Tenant. Within twenty (20) days of Landlord’s receipt of Tenant’s updated Exhibit H, Landlord shall notify Tenant whether or not Landlord approved the updated Exhibit H. If Landlord fails to respond within such twenty (20) day period, Tenant shall provide a written reminder notice to Landlord. Landlord’s failure to respond to such reminder notice within ten (10) days after delivery of such reminder notice shall be deemed approval by Landlord of the updated Exhibit H as submitted to Landlord. If Tenant shall fail to remove any of its effects from the Premises prior to termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store said effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of said personal property.

17.9. Notwithstanding any other provision of this Article to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including the Tenant Improvements, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

17.10. In the event Tenant performs Alterations (other than Tenant Improvements) that exceed One Hundred Twenty-Five Thousand Dollars ($125,000) in any one instance, Tenant shall pay to Landlord an amount equal to five percent (5%) of the cost to Tenant of all changes installed by Tenant or its contractors or agents to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision thereof. For purposes of payment of such sum, Tenant shall submit to Landlord copies of all bills, invoices and statements covering the costs of such charges, accompanied by payment to Landlord of the fee set forth in this Section. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays caused by such work (other than delays caused by Landlord), or by reason of inadequate clean-up. Tenant shall not owe any review fees under this Section for Alterations that are equal to or less than One Hundred Twenty-Five Thousand Dollars ($125,000) in any one instance.

17.11. Within sixty (60) days after final completion of the Tenant Improvements (or any other Alterations performed by Tenant with respect to the Premises), Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect to such Tenant Improvements (or any other Alterations performed by Tenant with respect to the Premises), together with supporting documentation reasonably acceptable to Landlord.

17.12. Tenant shall take, and shall cause its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Alterations, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

17.13. Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and its affiliates (as set forth in Section 23.4) and Lenders as additional insureds on their respective insurance policies.

18. Repairs and Maintenance.

18.1. Landlord shall repair and maintain the Common Areas of the Project, including those certain portions of the utility systems located outside the Premises to which the Premises may be connected, sidewalks, parking areas, curbs, roads, driveways, lighting standards, landscaping and snow removal. Costs incurred by Landlord pursuant to this Section shall constitute Operating Expenses which shall be allocated in accordance with Exhibit J, unless such costs are incurred due in whole or in part to any act, neglect, fault or omissions of Tenant or its employees, agents, contractors or invitees, in which case Tenant shall pay to Landlord the cost of such repairs and maintenance.

18.2. Except for services of Landlord, if any, required by Section 18.1, Tenant, at its sole cost and expense, shall maintain and keep the Premises, all improvements thereon, and all appurtenances thereto, including lighting standards, sewers, water, gas and electrical distribution systems and facilities, drainage facilities, Acid Neutralization Tank, fire sprinkler systems (if any) and all signs, both illuminated and non-illuminated that are now or hereafter on the Premises, in good condition and in a manner consistent with the Permitted Use. Tenant shall make all repairs, replacements and improvements, including all structural, roof, HVAC, plumbing and electrical repairs, replacements and improvements required, and shall keep the same free and clear from all rubbish, debris, insects, rodents and other vermin and pests. Tenant shall, no later than December 1st of each calendar year during the Term, provide to Landlord a copy of the budget for maintenance, repairs and replacements at the Premises for the following calendar year. Tenant shall, no later than February 28th of each calendar year during the Term, provide to Landlord a detailed summary of the amounts actually expended by Tenant during the previous calendar year for maintenance, repairs and replacements at the Premises. All repairs made by Tenant shall be at least equal in quality to the original work, and shall be made only by a licensed, bonded contractor approved in advance by Landlord; provided, however, that such contractor need not be bonded or approved by Landlord if the non-structural alterations, repairs, additions or improvements to be performed do not exceed Twenty-Five Thousand Dollars ($25,000) in value. Landlord may impose reasonable restrictions and requirements with respect to such repairs. Tenant shall not take or omit to take any action, the taking or omission of which shall cause waste, damage or injury to the Premises. Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold harmless Landlord from and against any and all Claims (as defined below) arising out of the failure of Tenant or Tenant’s Agents to perform the covenants contained in this paragraph. “Tenant’s Agents” shall be defined to include Tenant’s officers, employees, agents, contractors, invitees, customers and subcontractors.

18.3. Tenant shall paint any exterior portions of the Building as necessary to maintain them in good condition (provided, however, that any such exterior painting is for maintenance purposes only and Tenant shall only use the then-current Building exterior paint color(s) unless Tenant has received prior written consent from Landlord to use a different paint color); maintain the roof in good condition; maintain sightly screens, barricades or enclosures around any waste or storage areas; and take all reasonable precautions to insure that the drainage facilities of the roof are not clogged and are in good and operable condition at all times.

18.4. There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, or in or to improvements, fixtures, equipment and personal property therein.

18.5. Landlord shall not be required to maintain or make any repairs or replacements of any nature or description whatsoever to the Premises, except to the extent damage to the Premises is caused Landlord’s gross negligence or willful misconduct (provided, that Landlord’s actions or damages caused in response to an emergency shall never be deemed to be gross negligence or willful misconduct). Tenant hereby expressly waives the right to make repairs at the expense of Landlord as provided for in any Applicable Laws in effect at the time of execution of this Lease, or in any other Applicable Laws that may hereafter be enacted, and waives its rights under Applicable Laws relating to a landlord’s duty to maintain its premises in a tenantable condition. Notwithstanding the foregoing, if Tenant shall fail, after reasonable notice, to maintain or to commence and thereafter to proceed with diligence to make any repair required of it pursuant to the terms of this Lease, Landlord, without being under any obligation to do so and without thereby waiving such default by Tenant, may so maintain or make such repair and may charge Tenant for the costs thereof. Any expense reasonably incurred by Landlord in connection with the making of such repairs may be billed by Landlord to Tenant monthly or, at Landlord’s option, immediately, and shall be due and payable within ten (10) days after such billing or, at Landlord’s option, may be deducted from the Security Deposit.

18.6. Subject to Section 14.4, Landlord and Landlord’s agents shall have the right to enter upon the Premises or any portion thereof for the purposes of performing any repairs or maintenance Landlord is permitted to make pursuant to this Lease, and of ascertaining the condition of the Premises or whether Tenant is observing and performing Tenant’s obligations hereunder, all without unreasonable interference from Tenant or Tenant’s Agents. Except for emergency maintenance or repairs, the right of entry contained in this paragraph shall be exercisable at reasonable times, at reasonable hours and on reasonable advance notice.

18.7. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good a condition as when received, ordinary wear and tear excepted; and shall, at Landlord’s request and Tenant’s expense, remove all telephone and data systems, wiring and equipment from the Premises, and repair any damage to the Premises caused thereby. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, other than pursuant to the terms and provisions of the Work Letter.

18.8. This Article relates to repairs and maintenance arising in the ordinary course of operation of the Premises and any related facilities. In the event of a casualty described in Article 24, Article 24 shall apply in lieu of this Article. In the event of eminent domain, Article 25 shall apply in lieu of this Article.

18.9. If any excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, upon reasonable advance notice to Tenant, and subject to the restrictions set forth in Section 14.4 (provided that no such restrictions shall apply in an emergency), Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as said person shall deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.

19. Liens.

19.1. Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Building and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises, the Building or the Project for work claimed to have been done for, or materials claimed to have been furnished to, shall be discharged or bonded by Tenant within ten (10) days after the filing thereof, at Tenant’s sole cost and expense.

19.2. Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens.

19.3. In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises, the Building or the Project be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the Lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s Lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Project. Subject to the requirements of this Section, Landlord shall use commercially reasonable efforts to cooperate in the execution of reasonable documents relating to the leasing or financing of Tenant’s personal property that may be reasonably requested by Tenant’s vendors or lenders; provided, however, that such documentation shall not adversely affect Landlord’s rights under this Lease.

20. Estoppel Certificate. Tenant shall, within ten (10) days of receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit I, or on any other form reasonably requested by a proposed Lender or purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such the prescribed time shall, at Landlord’s option, constitute a Default (as defined below) under this Lease, and, in any event, shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

21. Hazardous Materials.

21.1. Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises, the Building or the Project in violation of Applicable Laws by Tenant or its employees, agents, contractors or invitees. If Tenant breaches such obligation, or if the presence of Hazardous Materials as a result of such a breach results in contamination of the Project, any portion thereof, or any adjacent property, or if contamination of the Project, any portion thereof, or any adjacent property by Hazardous Materials otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder, then Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims, including (a) diminution in value of the Project or any portion thereof, (b) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (c) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (d) sums paid in settlement of Claims that arise during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on or under or about the Project. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Project, any portion thereof or any adjacent property caused or permitted by Tenant results in any contamination of the Project, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Project, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Project, any portion thereof or any adjacent property.

21.2. Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Term Commencement Date a list identifying each type of Hazardous Material to be present at the Project and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material at the Project (the “Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List on or prior to each annual anniversary of the Term Commencement Date and shall also deliver an updated Hazardous Materials List before any new Hazardous Materials are brought to the Project. Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Term Commencement Date or, if unavailable at that time, concurrently with the receipt from or submission to any Governmental Authority: permits; approvals; reports and correspondence; storage and management plans; notices of violations of Applicable Laws; plans relating to the installation of any storage tanks to be installed in, on, under or about the Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion); and all closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Project for the closure of any such storage tanks. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature, which Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. If Tenant provides Landlord with Documents containing information of a proprietary nature and notifies Landlord in writing upon disclosure that such information is proprietary, Landlord shall keep the same confidential and shall not disclose such information to any third-party, except that Landlord may disclose such information (a) as may be required by Applicable Laws or in any judicial proceeding (provided that prior to disclosure Landlord gives Tenant reasonable notice of such requirement, if feasible) and (b) to Landlord’s attorneys, accountants and other bona fide consultants or advisers who are advised of the confidential nature of such information. Landlord agrees that a breach of such confidentiality may cause Tenant harm for which recovery of damages would be an inadequate remedy, and in such event, Tenant shall be entitled to obtain injunctive relief, as well as such further relief as may be granted by a court of competent jurisdiction, but excluding special, punitive, exemplary or consequential damages.

21.3. Notwithstanding the provisions of Sections 21.1 21.2 or 21.9, if (a) Tenant or any proposed transferee, assignee or sublessee of Tenant has been required by any prior landlord, Lender or Governmental Authority to take material remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question or (b) any proposed transferee, assignee or sublessee is subject to a material enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials, it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee).

21.4. At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Project or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to Tenant or Tenant’s employees, agents, contractors or invitees. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Project in violation of this Lease.

21.5. If underground or other storage tanks storing Hazardous Materials installed or utilized by Tenant are located on the Premises, or are hereafter placed on the Premises by Tenant or by any other party if such storage tanks are utilized by Tenant, then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws. Tenant shall have no responsibility or liability for underground or other storage tanks installed by anyone other than Tenant unless Tenant utilizes such underground or other storage tanks, in which case Tenant’s responsibilities for such tanks are as set forth in this Section.

21.6. Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.

21.7. Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Article 27 below.

21.8. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste that is or becomes regulated by any Governmental Authority.

21.9. Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Project is located (the “UBC”)) within the Project for the storage of Hazardous Materials. Notwithstanding anything to the contrary in this Lease, the quantity of Hazardous Materials allowed by this Section 21.9 is specific to Tenant and shall not run with the Lease in the event of a Transfer (as defined in Article 29). In the event of a Transfer, if the use of Hazardous Materials by such new tenant (“New Tenant”) is such that New Tenant utilizes fire control areas in the Project in excess of New Tenant’s Pro Rata Share of the Building or the Project, as applicable, then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Building and the Project is not greater than New Tenant’s Pro Rata Share of the Building or the Project, as applicable.

22. Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Building or the Project (including persons legally present in any outdoor areas of the Project) be subjected to odors or fumes (whether or not noxious), and that the Building and the Project will not be damaged by any exhaust, in each case from Tenant’s operations. Landlord and Tenant therefore agree as follows:

22.1. Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises.

22.2. If the Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Project, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with Applicable Laws vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord requires. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s approval. Tenant acknowledges Landlord’s legitimate desire to maintain the Project (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of Applicable Laws.

22.3. Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s judgment, emanate from Tenant’s Premises. Any work Tenant performs under this Section shall constitute Alterations.

22.4. Tenant’s responsibility to remove, eliminate and abate odors, fumes and exhaust shall continue throughout the Term. Landlord’s approval of the Tenant Improvements shall not preclude Landlord from requiring additional measures to eliminate odors, fumes and other adverse impacts of Tenant’s exhaust stream (as Landlord may designate in Landlord’s discretion). Tenant shall install additional equipment as Landlord requires from time to time under the preceding sentence. Such installations shall constitute Alterations.

22.5. If Tenant fails to install satisfactory odor control equipment within ten (10) business days after Landlord’s demand made at any time, then Landlord may, without limiting

Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s determination, cause odors, fumes or exhaust. For example, if Landlord determines that Tenant’s production of a certain type of product causes odors, fumes or exhaust, and Tenant does not install satisfactory odor control equipment within ten (10) business days after Landlord’s request, then Landlord may require Tenant to stop producing such type of product in the Premises unless and until Tenant has installed odor control equipment satisfactory to Landlord.

23. Insurance; Waiver of Subrogation.

23.1. Landlord shall maintain insurance for the Building and the Project in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect, provided that such coverage shall not be less than ninety percent (90%) of such full replacement cost or the amount of such insurance Landlord’s Lender, if any, requires Landlord to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, workmen’s compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Building.

23.2. In addition, Landlord shall carry commercial general liability insurance with a single limit of not less than Two Million Dollars ($2,000,000) for death or bodily injury, or property damage with respect to the Project.

23.3. Tenant shall, at its own cost and expense, procure and maintain in effect, beginning on the Term Commencement Date or the date of occupancy, whichever occurs first, and continuing throughout the Term (and occupancy by Tenant, if any, after termination of this Lease) comprehensive public liability insurance with limits of not less than Two Million Dollars ($2,000,000) per occurrence for death or bodily injury and for property damage with respect to the Premises (including $100,000 fire legal liability (each loss)); and pollution and environmental liability insurance covering the environmental risks of Tenant’s business with limits of not less than Three Million Dollars ($3,000,000) per occurrence and not less than Five Million Dollars ($5,000,000) in the aggregate, with respect to environmental contamination and pollution of the Premises caused by Tenant.

23.4. The insurance required to be purchased and maintained by Tenant pursuant to this Lease shall name Landlord, BioMed Realty, L.P., BioMed Realty Trust, Inc. and their respective officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds. Said insurance shall be with companies authorized to do business in the state in which the Project is located and having a rating of not less than policyholder rating of A and financial category rating of at least Class XII in “Best’s Insurance Guide.” Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of coverage to Landlord. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days’ prior written notice to Landlord from the insurer (except in the event of non-payment of premium, in which case ten (10) days written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s policy may be a “blanket policy” that specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent.

23.5. Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

23.6. In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Building, the Property or the Project, (b) the landlord under any lease whereunder Landlord is a tenant of the Property if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner and (c) any management company retained by Landlord to manage the Project.

23.7. Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders of the other on account of loss or damage occasioned by such waiving party or its property or the property of others under such waiving party’s control, in each case to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy that either Landlord or Tenant may have in force at the time of such loss or damage. Such waivers shall continue so long as their respective insurers so permit. Any termination of such a waiver shall be by written notice to the other party, containing a description of the circumstances hereinafter set forth in this Section. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then the party seeking such policy shall notify the other of such conditions, and the party so notified shall have ten (10) days thereafter to either (a) procure such insurance with companies reasonably satisfactory to the other party or (b) agree to pay such additional premium (in Tenant’s case, in the proportion that the area of the Premises bears to the insured area). If the parties do not accomplish either (a) or (b), then this Section shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium. If such policies shall at any time be unobtainable, but shall be subsequently obtainable, then neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section, shall contravene Applicable Laws, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.

23.8. Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s Lender or to bring coverage limits to levels then being required of new tenants within the Project.

23.9. Any costs incurred by Landlord pursuant to this Article shall constitute a portion of Operating Expenses.

24. Damage or Destruction.

24.1. In the event of a partial destruction of (a) the Premises or (b) Common Areas of the Project ((a) and (b) together, the “Affected Areas”) by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof, and provided that (x) the damage thereto is such that the Affected Areas may be repaired, reconstructed or restored within a period of six (6) months from the date of the happening of such casualty, (y) Landlord shall receive insurance proceeds sufficient to cover the cost of such repairs (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense) and (z) such casualty was not intentionally caused by Tenant or its employees, agents or contractors, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Affected Areas and this Lease shall continue in full force and effect.

24.2. In the event of any damage to or destruction of the Building or the Project other than as described in Section 24.1, Landlord may elect to repair, reconstruct and restore the Building or the Project, as applicable, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair the Building or the Project, as applicable, then this Lease shall terminate as of the date of such damage or destruction. In the event of any damage or destruction (regardless of whether such damage falls under Section 24.1 or this Section 24.2), if (a) in Landlord’s determination as set forth in the Damage Repair Estimate (defined below), the Affected Areas cannot be restored within twelve (12) months after the date of the Damage Repair Estimate or (b) the Damage Repair Estimate states that the Affected Areas will be repaired, reconstructed or restored in a period of twelve (12) months or less, and subject to Section 24.6 and any delay caused by Tenant, the Affected Areas are not actually repaired, restored or reconstructed within such twelve (12) months period, then, subject to the Damage Cure Period (as defined below), Tenant shall have the right to terminate this Lease, effective as of the date of such damage or destruction, by delivering to Landlord its written notice of termination (a “Notice of Termination”) (y) with respect to Section 24.2(a), no later than fifteen (15) days after Landlord delivers Landlord’s Damage Repair Estimate and (z) with respect to Section 24.2(b), no later than fifteen (15) days after such twelve (12) month period (as may be extended pursuant to Section 24.6 and as a result of any other delay caused by Tenant) has expired. If Tenant provides Landlord with a Termination Notice pursuant to Section 24.2(z), Landlord shall have an additional thirty (30) days (the “Damage Cure Period”) from receipt of such Termination Notice to complete the repair, reconstruction or restoration. If Landlord does not complete such repair, reconstruction or restoration within the Damage Cure Period, then

Tenant may terminate this Lease by giving Landlord written notice at the expiration of such Damage Cure Period. If Landlord does complete such repair, reconstruction or restoration within such Damage Cure Period, then this Lease shall continue in full force and effect.

24.3. As soon as reasonably practicable, but in any event within sixty (60) days following the date of damage or destruction, Landlord shall notify Tenant of Landlord’s good faith estimated assessment of the period of time in which the repairs will be completed (“Damage Repair Estimate”), which assessment shall be based upon the opinion of a contractor reasonably selected by Landlord and experienced in comparable repairs of similar buildings. Additionally, Landlord shall give written notice to Tenant within sixty (60) days following the date of damage or destruction of its election not to repair, reconstruct or restore the Building or the Project, as applicable.

24.4. Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) matters occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

24.5. In the event of repair, reconstruction and restoration as provided in this Article, all Rent to be paid by Tenant under this Lease shall be abated proportionately from the date of the casualty based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business; provided, however, that the amount of such abatement shall be reduced by the proceeds of business interruption or loss of rental income insurance actually received by Tenant with respect to the Premises.

24.6. Notwithstanding anything to the contrary contained in this Article, should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure, then the time for Landlord to commence or complete repairs shall be extended on a day-for-day basis; provided, however, that, at Landlord’s election, Landlord shall be relieved of its obligation to make such repair, reconstruction or restoration. In the event Landlord elects not to complete such repair, reconstruction or restoration due to such Force Majeure, then this Lease shall automatically terminate except with respect to those provisions which survive such termination.

24.7. If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repair, reconstruction or restoration only with regard to (a) those portions of the Premises that were originally provided at Landlord’s expense and (b) the Common Area portion of the Affected Areas. The repair, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements from the Building Standard, Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repair, reconstruction and restoration of the Premises, the Building and the Project.

24.8. Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Article occurs during the last twenty-four (24) months of the Term or any extension thereof, or to the extent that insurance proceeds are not available therefor.

24.9. Landlord’s obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Affected Areas. Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property and any Alterations installed by Tenant existing at the time of such damage or destruction. If Affected Areas are to be repaired in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives that are allocable to the Alterations constructed by Tenant pursuant to this Lease; provided Tenant is not then in default under this Lease, and subject to the requirements of any Lender of Landlord.

25. Eminent Domain.

25.1. In the event (a) the whole of all Affected Areas or (b) such part thereof as shall substantially interfere with Tenant’s use and occupancy of the Premises for the Permitted Use shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority, except with regard to (y) matters occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

25.2. In the event of a partial taking of (a) the Building or the Project or (b) drives, walkways or parking areas serving the Building or the Project for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (a) matters occurring prior to the taking and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.

25.3. Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

25.4. If, upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed to restore the Affected Areas to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.

26. Surrender.

26.1. At least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with (a) a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party reasonably acceptable to Landlord, (b) written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises, and (c) proof that the Premises have been decommissioned in accordance with American National Standards Institute (“ANSI”) Publication Z9.11-2008 (entitled “Laboratory Decommissioning”) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and compliance with any recommendations set forth in the Exit Survey. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

26.2. No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

26.3. The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building, the Property or the Project, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

26.4. The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Project, as applicable, operate as an assignment of this Lease.

27. Holding Over.

27.1. If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent in accordance with Article 7 and (b) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect, including payments for Tenant’s Share of Operating Expenses. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

27.2. Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, (a) Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term, and (b) Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages.

27.3. Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

27.4. The foregoing provisions of this Article are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

28. Indemnification and Exculpation.

28.1. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims arising from injury or death to any person or damage to any property occurring within or about the Premises, the Building, the Property or the Project arising directly or indirectly out of Tenant’s or Tenant’s employees’, agents’, contractors’ or invitees’ use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by Landlord’s negligence or willful misconduct. Subject to Sections 23.7, 28.2 and 31.12 and any subrogation provisions contained in the Work Letter, Landlord agrees to indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold Tenant and its employees, agents and contractors harmless from and against any and all Claims arising from injury or death to any person or damage to any property occurring within or about the Premises, the Building, the Property or the Project arising out of Landlord’s gross negligence or willful misconduct.

28.2. Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to (a) personal property or scientific research, including loss of records kept by Tenant within the Premises and (b) damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless, (y) with respect to (a) and (b), any such loss is due to Landlord’s willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time or (z) with respect to (a), such damage is caused solely by Landlord’s gross negligence or willful misconduct; provided, however, that in no event shall Landlord’s liability exceed the amount of insurance proceeds received by Landlord from policies that Landlord is required to carry pursuant to this Lease. Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section.

28.3. Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Project, or of any other third party.

28.4. Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.

28.5. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

29. Assignment or Subletting.

29.1. Except as hereinafter expressly permitted, Tenant shall not, either voluntarily or by operation of Applicable Laws, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Premises (each, a “Transfer”), without Landlord’s prior written consent. Notwithstanding the foregoing, Tenant shall have the right to Transfer without Landlord’s prior written consent the Premises or any part thereof to (a) any person that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Tenant (“Tenant’s Affiliate”) or (b) any entity that succeeds to Tenant’s interest in this Lease by reason of merger, sale or acquisition (whereby the sale or acquisition consists of all or substantially all of Tenant’s stock and assets) or consolidation (“Tenant’s Successor”), provided that Tenant shall notify Landlord in writing at least ten (10) days prior to the effectiveness of such Transfer to Tenant’s Affiliate or Tenant’s Successor (each, an “Exempt Transfer”) and otherwise comply with the requirements of this Lease regarding such Transfer. For purposes of this Article, “control” requires both (y) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (z) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. The routine issuance or transfer of non-controlling interests of equity in Tenant over a public stock exchange (provided that such issuance or transfer is in no way related to a change in control of Tenant) shall not be deemed a Transfer. In no event shall Tenant perform a Transfer to or with an entity that is a tenant at the Project or that is in discussions or negotiations (or has been in discussions or negotiations within the last three (3) months of the then-current time) with Landlord or an affiliate of Landlord to lease premises at the Project or a property owned by Landlord or an affiliate of Landlord in the West-Cambridge submarket.

29.2. In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than ninety (90) days prior to the date when Tenant desires the assignment or sublease to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require.

29.3. Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to (a) the financial strength of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance), (b) any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises and (c) Landlord’s desire to exercise its rights under Section 29.8 to cancel this Lease. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code.

29.4. As conditions precedent to Tenant making an Exempt Transfer, subleasing the Premises or to Landlord considering a request by Tenant to Tenant’s transfer of rights or sharing of the Premises, Landlord may require any or all of the following:

(a) Tenant shall remain fully liable under this Lease during the unexpired Term;

(b) Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord’s interest under this Lease shall not be diminished or reduced by the proposed Transfer. Such evidence shall include evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;

(c) Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request;

(d) If Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after making deductions for any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys’ fees and free rent actually paid by Tenant. If said consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

(e) The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(f) Landlord’s consent to any such Transfer shall be effected on Landlord’s forms;

(g) Tenant shall not then be in default hereunder in any respect;

(h) Such proposed transferee, assignee or sublessee’s use of the Premises shall be the same as the Permitted Use;

(i) Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

(j) Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;

(k) Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent to any later Transfer;

(l) Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and

(m) A list of Hazardous Materials (as defined in Section 21.7), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 21.2.

29.5. Any Transfer that is not in compliance with the provisions of this Article shall be void and shall, at the option of Landlord, terminate this Lease.

29.6. The consent by Landlord to a Transfer shall not relieve Tenant or proposed transferee, assignee or sublessee from obtaining Landlord’s consent to any further Transfer, nor shall it release Tenant or any proposed transferee, assignee or sublessee of Tenant from full and primary liability under this Lease.

29.7. Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

29.8. If Tenant delivers to Landlord a Transfer Notice indicating a desire to transfer this Lease to a proposed transferee, assignee or sublessee other than as provided within Section 29.4, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within ten (10) days after Landlord’s receipt of such Transfer Notice, to terminate this Lease as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. If Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within five (5) days after Landlord’s delivery of notice electing to exercise Landlord’s option to terminate this Lease. In the event Tenant withdraws the Transfer Notice as provided in this Section, this Lease shall continue in full force and effect. No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord’s consent to a proposed Transfer.

29.9. If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

30. Subordination and Attornment.

30.1. This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Building or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination; provided that, the subordination to future mortgages, deeds of trust or leases shall be conditioned upon Tenant’s receipt of a commercially reasonable non-disturbance agreement from such future lenders or ground lessors of the Project.

30.2. Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. If any such mortgagee, beneficiary or landlord under a lease wherein Landlord is tenant (each, a “Mortgagee”) so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any document required from Tenant under this Section within ten (10) business days after written request therefor, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant. Such power is coupled with an interest and is irrevocable.

30.3. Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease

(including increasing Rent or modifying the Term), if required by a mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part incident to the financing of the real property of which the Premises constitute a part.

30.4. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

30.5. Upon request by Tenant and at Tenant’s sole cost, Landlord shall endeavor to provide a non-disturbance agreement from all future lenders and ground lessors of the Project on a form to be reasonably agreed upon by Tenant. Landlord currently does not have a lender on the Project.

31. Defaults and Remedies.

31.1. Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within three (3) days after the date such payment is due, Tenant shall pay to Landlord (a) an additional sum of six percent (6%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the “Default Rate”) equal to the lesser of (a) twelve percent (12%) and (b) the highest rate permitted by Applicable Laws. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent or within five (5) business days after Landlord’s demand, whichever is earlier. Landlord’s acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity.

31.2. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law. If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

31.3. If Tenant fails to pay any sum of money required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, in each case within the applicable cure period (if any) described in Section 31.4, then Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act; provided that such failure by Tenant unreasonably interfered with the use of the Building or the Project by any other tenant or with the efficient operation of the Building or the Project, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. In addition to the late charge described in Section 31.1, Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

31.4. The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a) Tenant abandons the Premises;

(b) Tenant fails to make any payment of Rent, as and when due, or to satisfy its obligations under Article 19, where such failure shall continue for a period of three (3) days after written notice thereof from Landlord to Tenant;

(c) Tenant fails to observe or perform any obligation or covenant contained herein (other than described in Subsections 31.4(a) and 31.4(b)) to be performed by Tenant, where such failure continues for a period of ten (10) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than ten (10) days to cure, Tenant shall not be deemed to be in Default if Tenant commences such cure within said ten (10) day period and thereafter diligently prosecute the same to completion; and provided, further, that such cure is completed no later than sixty (60) days after Tenant’s receipt of written notice from Landlord;

(d) Tenant makes an assignment for the benefit of creditors;

(e) A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f) Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

(g) Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

(h) Tenant fails to deliver an estoppel certificate in accordance with Article 20; or

(i) Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

31.5. In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord has the right to do any or all of the following:

(a) Halt any Tenant Improvements and Alterations and order Tenant’s contractors, subcontractors, consultants, designers and material suppliers to stop work;

(b) Terminate Tenant’s right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby; and

(c) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:

(i) The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including the cost of restoring the Premises to the condition required under the terms of this Lease, including any rent payments not otherwise chargeable to Tenant (e.g., during any “free” rent period or rent holiday); plus

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

As used in Subsections 31.5(c)(i) and 31.5(c)(ii), “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Subsection 31.5(c)(iii), the “worth at the time of the award” shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point.

31.6. In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due. In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:

(a) Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or

(b) The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

31.7. If Landlord does not elect to terminate this Lease as provided in Section 31.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

31.8. In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

(a) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b) Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c) Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

31.9. All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

31.10. Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (i) the date of Lease termination or (ii) the date Tenant surrenders possession of the Premises.

31.11. To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

31.12. Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion; provided, further, that Landlord agrees to commence performance as soon as is reasonably practicable and thereafter diligently prosecute the same to completion. In no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease.

31.13. In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Building or the Project and to any landlord of any lease of land upon or within which the Premises, the Building or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building or the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

32. Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

32.1. Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

32.2. A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

32.3. A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

32.4. The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

33. Brokers.

33.1. Each party represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Richards Barry Joyce & Partners LLC (“Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Broker in relation to this Lease pursuant to a separate agreement between Landlord and Broker.

33.2. Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

33.3. Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 33.1 and 33.2.

33.4. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from any and all cost or liability for compensation claimed by any broker or agent, other than Broker, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant.

33.5. Landlord agrees to indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold Tenant harmless from any and all cost or liability for compensation claimed by any broker or agent, other than Broker, employed or engaged by Landlord or claiming to have been employed or engaged by Landlord.

34. Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

35. Limitation of Landlord’s Liability.

35.1. If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Project, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Project.

35.2. Landlord shall not be personally liable for any deficiency under this Lease. If Landlord is a partnership or joint venture, then the partners of such partnership shall not be personally liable for Landlord’s obligations under this Lease, and no partner of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership or joint venture. If Landlord is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for Landlord’s obligations under this Lease, and no shareholder, director, officer, employee or agent of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord. If Landlord is a limited liability company, then the members of such limited liability company shall not be personally liable for Landlord’s obligations under this Lease, and no member of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any member of Landlord except as may be necessary to secure jurisdiction of the limited liability company. No partner, shareholder, director, employee, member or agent of Landlord shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, employee, member or agent of Landlord.

35.3. Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

36. Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:

36.1. Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant; and

36.2. The term “Tenant,” as used in this Lease shall mean and include each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

37. Representations. Tenant guarantees, warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party. In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to its knowledge (having made no independent inquiry), its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

38. Confidentiality. Tenant shall keep the terms and conditions of this Lease and any information provided to Tenant or its employees, agents or contractors pursuant to Article 9 confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or (b) provide to any third party an original or copy of this Lease (or any Lease-related document). Landlord shall not release to any third party any non-public financial information or other non-public information that Tenant gives Landlord regarding Tenant’s ownership structure, its business operations, research or financial condition, whether received verbally, electronically or in writing. Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (x) if required by Applicable Laws or in any judicial proceeding; provided that (prior to disclosure, if feasible) the releasing party has given the other party reasonable notice of such requirement, if feasible, (y) to a party’s attorneys, accountants, brokers and other bona fide consultants or advisers (with respect to this Lease only); provided such third parties agree to be bound by this Section or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section. Landlord’s obligations under this paragraph shall not be applicable to information that is or becomes generally known to, or ascertainable by, the public or Landlord, other than as a result of an unauthorized disclosure by Landlord or by persons or entities to whom Landlord has made an unauthorized disclosure. Landlord agrees that a breach of such confidentiality may cause Tenant harm for which recovery of damages would be an inadequate remedy, and in such event, Tenant shall be entitled to obtain injunctive relief, as well as such further relief as may be granted by a court of competent jurisdiction, but excluding special, punitive, exemplary or consequential damages.

39. Notices. Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal delivery, overnight delivery with a reputable nationwide overnight delivery service, or certified mail (return receipt requested), and if given by personal delivery, shall be deemed delivered upon receipt; if given by overnight delivery, shall be deemed delivered one (1) day after deposit with a reputable nationwide overnight delivery service; and, if given by certified mail (return receipt requested), shall be deemed delivered three (3) business days after the time the notifying party deposits the notice with the United States Postal Service. Any notices given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.9 and 2.10, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

40. Rooftop Installation Area.

40.1. Tenant may use the entire rooftop of the Building (the “Rooftop Installation Area”) solely to operate, maintain, repair and replace rooftop antennae, mechanical equipment, communications antennas and other equipment installed by Tenant in the Rooftop Installation Area in accordance with this Article (“Tenant’s Rooftop Equipment”). Tenant’s Rooftop Equipment shall be only for Tenant’s use of the Premises for the Permitted Use.

40.2. Tenant shall install Tenant’s Rooftop Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate, and in accordance with this Article and the applicable provisions of this Lease regarding Alterations. Tenant’s Rooftop Equipment and the installation thereof shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Among other reasons, Landlord may withhold approval if the installation or operation of Tenant’s Rooftop Equipment could reasonably be expected to damage the structural integrity of the Building or to transmit vibrations or noise or cause other adverse effects beyond the Premises to an extent not customary in first class laboratory Buildings, unless Tenant implements measures that are acceptable to Landlord in its reasonable discretion to avoid any such damage or transmission.

40.3. Tenant shall comply with any roof or roof-related warranties. Tenant shall obtain a letter from Landlord’s roofing contractor within thirty (30) days after completion of any Tenant work on the rooftop stating that such work did not affect any such warranties. Tenant, at its sole cost and expense, shall inspect the Rooftop Installation Area at least annually, and correct any loose bolts, fittings or other appurtenances and repair any damage to the roof caused by the installation or operation of Tenant’s Rooftop Equipment. Tenant shall not permit the installation, maintenance or operation of Tenant’s Rooftop Equipment to violate any Applicable Laws or constitute a nuisance. Tenant shall pay Landlord within thirty (30) days after demand (a) all applicable taxes, charges, fees or impositions imposed on Landlord by Governmental Authorities as the result of Tenant’s use of the Rooftop Installation Areas in excess of those for which Landlord would otherwise be responsible for the use or installation of Tenant’s Rooftop Equipment and (b) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Tenant’s Rooftop Equipment. Upon Tenant’s written request to Landlord, Landlord shall use commercially reasonable efforts to cause other tenants to remedy any interference in the operation of Tenant’s Rooftop Equipment caused by any such tenants’ equipment installed after the applicable piece of Tenant’s Rooftop Equipment; provided, however, that Landlord shall not be required to request that such tenants waive their rights under their respective leases.

40.4. If Tenant’s Equipment (a) causes physical damage to the structural integrity of the Building, (b) interferes with any telecommunications, mechanical or other systems located at or near or servicing the Building or the Project that were installed prior to the installation of Tenant’s Rooftop Equipment, (c) interferes with any other service provided to other tenants in the Building or the Project by rooftop or penthouse installations that were installed prior to the installation of Tenant’s Rooftop Equipment or (d) interferes with any other tenants’ business, in each case in excess of that permissible under Federal Communications Commission regulations, then Tenant shall cooperate with Landlord to determine the source of the damage or interference and promptly repair such damage and eliminate such interference, in each case at Tenant’s sole cost and expense, within ten (10) days after receipt of notice of such damage or interference (which notice may be oral; provided that Landlord also delivers to Tenant written notice of such damage or interference within twenty-four (24) hours after providing oral notice).

41. Miscellaneous.

41.1. Landlord reserves the right to change the name of the Building or the Project in its sole discretion.

41.2. In the event Tenant ceases to be subject to the reporting obligations of the Security Exchange Act of 1934 (the “SEC”), Tenant agrees that it shall promptly furnish to Landlord, from time to time, upon Landlord’s written request (not to exceed one time per year), the most recent year-end financial statements reflecting Tenant’s current financial condition audited by a nationally recognized accounting firm. Tenant shall, within one hundred twenty (120) days after the end of Tenant’s financial year, furnish Landlord with a certified copy of Tenant’s year-end financial statements for the previous year audited by a nationally recognized accounting firm. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. If audited financials are not otherwise prepared, unaudited financials complying with generally accepted accounting principles and certified by the chief financial officer of Tenant as true, correct and complete in all respects shall suffice for purposes of this Section. All such financial statements shall be subject to the confidentiality obligations contained in Article 38. Landlord agrees that a breach of such confidentiality may cause Tenant harm for which recovery of damages would be an inadequate remedy, and in such event, Tenant shall be entitled to obtain injunctive relief, as well as such further relief as may be granted by a court of competent jurisdiction, but excluding special, punitive, exemplary or consequential damages. For the avoidance of doubt, Tenant shall have no obligations to Landlord pursuant to this Section during the period of time when Tenant is subject to the reporting obligations of the SEC and Tenant is in compliance with such reporting obligations.

41.3. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” shall mean “‘include,’ etc., without limitation.” The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

41.4. If either party commences an action against the other party arising out of or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action or proceeding and in any appeal in connection therewith.

41.5. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

41.6. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

41.7. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

41.8. Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth to the contrary.

41.9. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

41.10. Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

41.11. Landlord shall, upon Tenant’s request and at Tenant’s sole cost, execute and deliver to Tenant a mutually agreeable short form or memorandum of this Lease (“Memorandum of Lease”). Neither party shall record this Lease. Tenant shall be responsible for the cost of recording any short form or memorandum of this Lease, including any transfer or other taxes incurred in connection with said recordation. Upon termination of this Lease, Tenant, at its sole cost and expense, shall record a discharge or termination of any previously recorded Memorandum of Lease.

41.12. The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

41.13. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

41.14. This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

41.15. Tenant guarantees, warrants and represents that the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

41.16. This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

41.17. No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

41.18. To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

42. Options to Extend Term. Tenant shall have two (2) options (each, an “Option”) to extend the Term by five (5) years (each, an “Option Term”) as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to an Option shall be on all the same terms and conditions as this Lease, except as follows:

42.1. Base Rent during an Option Term shall equal the fair market rent for similar premises in similar buildings in the West-Cambridge submarket as of the commencement of such Option Term, including fair market rent increases (“FMR”). If Landlord and Tenant cannot agree on the FMR for an Option Term within thirty (30) days after the date on which Tenant notifies Landlord that it is exercising an Option, then, no later than an additional thirty (30) days thereafter (the “Submission Period”), Landlord and Tenant shall each furnish to the other a notice in writing (an “FMR Notice”) stating such party’s estimate of the FMR. Such notices shall be accompanied by a statement from a qualified, licensed real estate appraiser with at least ten (10) years’ experience in the Cambridge area (an “Appraiser”) stating such Appraiser’s opinion of FMR. If only one (1) party’s Appraiser timely submits its opinion of FMR, such FMR shall be binding on Landlord and Tenant. If, within twenty (20) days after expiration of the Submission Period, Landlord and Tenant still cannot agree on the FMR, the two (2) Appraisers shall appoint a third qualified, licensed real estate appraiser (the “Referee”) within seven (7) days. If the Appraisers are unable to agree upon the selection of the Referee, then the Referee shall be selected within ten (10) days thereafter from among the Massachusetts panel of qualified Real Estate Industry Arbitrators of the American Arbitrator Association (the “Association”) pursuant to the Real Estate Industry Arbitration rules of the Association. The Referee shall, within thirty (30) days after appointment, render the Referee’s decision as to the FMR, which opinion shall be strictly limited to choosing one of the two determinations made by the Appraisers. The decision by the Referee shall be binding upon Landlord and Tenant, and each shall pay for its own appraisal. The cost of the Referee shall be shared equally by Landlord and Tenant. In determining FMR, Landlord, Tenant and, if applicable, the Appraisers and Referee shall each take into account all relevant factors, including, without limitation, (a) the size of the Premises and length of the Option Term, (b) rent in comparable buildings in the relevant competitive market, including concessions offered to new tenants, such as free rent, tenant improvement allowances, and moving allowances, (c) Tenant’s creditworthiness and (d) the quality and location of the Building and the Project.

42.2. No Option is assignable separate and apart from this Lease.

42.3. An Option is conditional upon Tenant giving Landlord written notice of its election to exercise such Option at least twelve (12) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of an Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise an Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of an Option after the date provided for in this Section.

42.4. Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise an Option:

(a) During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(b) At any time after any Default as described in Article 31 of the Lease (provided, however, that, for purposes of this Subsection 42.4(b), Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

(c) In the event that Tenant has defaulted in the performance of its obligations under this Lease two (2) or more times and a service or late charge has become payable under Section 31.1 for each of such defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise an Option, whether or not Tenant has cured such defaults.

42.5. The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 42.4.

42.6. All of Tenant’s rights under the provisions of an Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of such Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under this Lease two (2) or more times and a service or late charge under Section 31.1 has become payable for any such default, whether or not Tenant has cured such defaults.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

BMR-FRESH POND RESEARCH PARK LLC, a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:

ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Michael Mason
Name:	Michael Mason
Title:	Vice President of Finance

EXHIBIT A

PREMISES

# Fresh Pond Research Park

665 Concord Ave. | Lease Premises Plans

Prepared for: BioMed Realty Trust, Inc.
By: KlingStubbins, Inc.

January 25, 2012

Not to Scale

Lease Premises
RSF = 15,150

A-1

EXHIBIT B

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the 10th day of February, 2012, by and between BMR-FRESH POND RESEARCH PARK LLC, a Delaware limited liability company (“Landlord”), and ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease dated as of February 10, 2012 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for the Premises located at 665 Concord Avenue, Cambridge, Massachusetts. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1. General Requirements.

1.1. Authorized Representatives.

(a) Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (a) Timothy Stoll as the person authorized to initial plans, drawings and approvals pursuant to this Work Letter and (b) John Bonanno as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(b) Tenant designates [**] (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

1.2. Schedule. The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Tenant Improvements. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within seven (7) business days after delivery to Landlord. Landlord’s failure to respond within such seven (7) business day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3. Tenant’s Architects, Contractors and Consultants. Landlord and Tenant shall (using good faith efforts) (a) mutually agree upon the selection of the architect, engineer, design team, general contractor (the “General Contractor”) and subcontractors responsible for the construction of the Tenant Improvements (collectively, the “Project Team”), (b) mutually agree upon (i) key individuals within the Project Team (“Approved Personnel”) and (ii) the percentage of the Approved Personnel’s time that such Approved Personnel must commit to the construction of the Tenant Improvements and (c) each participate in the review of the competitive bid process. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. Landlord may refuse to use the General Contractor if Landlord believes such General Contractor’s Quality Control Program (as defined in Section 2.6) is insufficient. All Tenant contracts related to the Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Tenant Improvements to Landlord and Landlord’s tenants at any time; provided, however, that the foregoing does not obligate Tenant, in and of itself, to assign any such contracts or warranties to Landlord.

2. Tenant Improvements. All Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the TI Allowance and in accordance with the Approved Plans (as defined below), the Lease and this Work Letter. To the extent that the total projected cost (as projected by Landlord) of the Base Building Improvements exceeds the Base Building Allowance (such excess, the “Excess Base Building Costs,” Tenant shall advance to Landlord any Excess Base Building Costs within ten (10) days after receipt of an invoice therefor, but in any case before Tenant commences the Base Building Improvements. If the actual Excess Base Building Costs are less than the Excess Base Building Costs paid by Tenant to Landlord, Landlord shall credit Tenant with the overage paid by Tenant against Tenant’s Rent obligations, beginning after Landlord has completed the final accounting for the Tenant Improvements. If the actual Excess Base Building Costs at any point during the construction of the Base Building Improvements are or are projected to be more than the previously estimated Excess Base Building Costs, Tenant shall advance to Landlord any such additional Excess Base Building Costs within ten (10) days after receipt of an invoice therefor. To the extent that the total projected cost (as projected by Landlord) of the Premises Improvements exceeds the Premises Allowance, and provided that such excess cost is not due to Landlord Delay, (such excess, the “Excess Premises Costs” and together with the Excess Base Building Costs, the “Excess TI Costs,” Tenant shall pay the costs of the Premises Improvements on a pari passu basis with Landlord as such costs become due, in the proportion of Excess Premises Costs payable by Tenant to the Premises Allowance. If Tenant fails to pay, or is late in paying, any sum due to Landlord or any third party under this Work Letter, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. All material and equipment furnished by Tenant or its contractors as the Tenant Improvements shall be new or “like new;” the Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Tenant Improvements shall be of a nature and character not less than the Building Standard. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage. Any and all amounts associated with remediation of Pre-Existing Hazardous Conditions shall be paid solely by Landlord and shall not be paid out of the TI Allowance or included as Excess TI Costs.

2.1. Base Building Improvements. The Base Building Improvements shall include the improvements set forth on Schedule 1 attached hereto. All Base Building Improvements shall be subject to Landlord’s approval as set forth in this Work Letter and shall be constructed to a level that is sufficient (as determined by Landlord) to support the Premises Improvements and Tenant’s other equipment in the Premises.

2.2. Work Plans. Tenant shall prepare and submit to Landlord for approval schematics covering the Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within seven (7) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord’s failure to respond within such seven (7) business day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Schematic Plans, then Landlord must provide Tenant, with reasonable specificity, notification of such objections, and Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.” Subject to Landlord’s prior written approval (in Landlord’s sole and absolute discretion), Landlord and Tenant may mutually agree to forego the schematic plans stage and move straight to the construction plans stage with respect the Tenant Improvements, or any portion thereof.

2.3. Construction Plans. Tenant shall prepare final plans and specifications for the Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans, (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below) and (c) are complete and accurate in all material respects. As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Landlord shall not be deemed unreasonable for disapproving such Construction Plans if Landlord believes such Construction Plans to be incomplete or contain inaccurate information. Such Construction Plans shall be approved or disapproved by Landlord within seven (7) business days after delivery to Landlord. Landlord’s failure to respond within such seven (7) business day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing, with reasonable specificity, of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”

2.4. Changes to the Tenant Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a) Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Tenant Improvements as a result of such Change; provided, however that if Landlord is the requesting party, Landlord shall only be responsible for any increase in the cost of the Tenant Improvements to the extent the cost of such Change (when added to the then-current Tenant Improvement cost) exceeds the TI Allowance. Change Requests shall be signed by the requesting party’s Authorized Representative.

(b) Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.

2.5. Preparation of Estimates. Tenant shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate on such Change’s effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.

2.6. Quality Control. Tenant shall provide to Landlord in writing the General Contractor’s quality control program (the “Quality Control Program”), which program shall be specific to the Tenant Improvements and shall be subject to Landlord’s approval. Tenant shall ensure that the General Contractor complies with the Quality Control Program at all times during the construction of the Tenant Improvements. Tenant shall provide Landlord with reasonable notice of all inspections and meetings relating to the construction of the Tenant Improvements and shall allow Landlord to attend such meetings. Upon completion of the Tenant

Improvements, Tenant shall provide Landlord with the quality control log, which shall include all records of quality control meetings and testings and inspections during the construction of the Tenant Improvements, including inspections relating to concrete, steel roofing, piping pressure testing and system commissioning.

3. Completion of Tenant Improvements. Tenant, at its sole cost and expense (except for the TI Allowance), shall perform and complete the Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Lease and this Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises. The Tenant Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (v) evidence satisfactory to Landlord that (i) all Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Applicable Laws), (ii) all Tenant Improvements have been accepted by Landlord, (iii) any and all liens related to the Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to the Tenant Improvements are outstanding, (w) all inspection reports, certifications and approvals with respect to the Tenant Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises, (x) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (y) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans and (z) complete drawing print sets and electronic CADD files on disc of all contract documents for work performed by their architect and engineers in relation to the Tenant Improvements.

4. Insurance.

4.1. Property Insurance. At all times during the period beginning with commencement of construction of the Tenant Improvements and ending with final completion of the Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear. Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Tenant Improvements and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Tenant Improvements or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance. Said property insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and the Landlord Parties, and shall name Landlord and its affiliates as loss payees as their interests may appear.

4.2. Workers’ Compensation Insurance. At all times during the period of construction of the Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.

5. Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property caused by, resulting from or arising out of any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Tenant Improvements. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against all Claims due to, because of or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against liability caused by Landlord’s negligence or willful misconduct. Any deficiency in design or construction of the Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

6. TI Allowance.

6.1. Application of TI Allowance. Landlord shall contribute the TI Allowance toward the costs and expenses incurred in connection with the performance of the Tenant Improvements, in accordance with Article 4 of the Lease. If the entire TI Allowance is not applied toward or reserved for the costs of the Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the TI Allowance. Tenant may apply the TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Lease.

6.2. Approval of Budget for the Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Tenant Improvements (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Tenant Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Tenant Improvements that exceed the amount of the TI Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Tenant Improvements that is proposed by Tenant.

6.3. Fund Requests. Upon submission by Tenant to Landlord of (a) a statement (a “Fund Request”) setting forth the total amount of the TI Allowance or Excess Base Building Costs, if any, requested, (b) a summary of the Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the TI Allowance or Excess Base Building Costs, if any, then being requested, (d) except with respect to the final Fund Request, conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Tenant Improvements performed that correspond to the Fund Request each in a form acceptable to Landlord and complying with Applicable Laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to the applicable contractors, subcontractors and material suppliers or to Tenant (for reimbursement for payments made by Tenant prior to Landlord’s approval of the Approved Budget to such contractors, subcontractors or material suppliers), as elected by Landlord, the amount of Tenant Improvement costs set forth in such Fund Request; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the Tenant Improvements is approved in accordance with Section 6.2 above, and any Fund Request under this Section shall be subject to the payment limits set forth in Section 6.2 above and Article 4 of the Lease. Within ten (10) days after Tenant’s receipt of the final Fund Request, Tenant shall deliver to Landlord an unconditional waiver and release of lien upon payment from the general contractor and each subcontractor and material supplier complying with Applicable Laws and in a form acceptable to Landlord.

7. Miscellaneous.

7.1. Number; Headings. Where applicable in this Work Letter, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Work Letter are not a part of this Work Letter and shall have no effect upon the construction or interpretation of any part hereof.

7.2. Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Work Letter, then the substantially prevailing party shall be entitled to have and recover from the other party reasonable attorneys’ fees, charges and disbursements and costs of suit.

7.3. Time of Essence. Time is of the essence with respect to the performance of every provision of this Work Letter in which time of performance is a factor.

7.4. Covenant and Condition. Each provision of this Work Letter performable by Tenant shall be deemed both a covenant and a condition.

7.5. Withholding of Consent. Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

7.6. Invalidity. Any provision of this Work Letter that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Work Letter shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

7.7. Interpretation. The language in all parts of this Work Letter shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

7.8. Successors. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section shall in any way alter the provisions of the Lease restricting assignment or subletting.

7.9. Governing Law. This Work Letter shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

7.10. Power and Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Work Letter have the power, authority and legal capacity to sign this Work Letter on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

7.11. Counterparts. This Work Letter may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

7.12. Amendments; Waiver. No provision of this Work Letter may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

7.13. Waiver of Jury Trial. To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Work Letter; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Work Letter or the Premises.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:
BMR-FRESH POND RESEARCH PARK LLC, a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:
ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Michael Mason
Name:	Michael Mason
Title:	Vice President of Finance

SCHEDULE 1 TO WORK LETTER

BASE BUILDING IMPROVEMENTS

•	Tenant shall construct restrooms that comply with Applicable Laws based upon full occupancy of the Premises for the Permitted Use.

•	Tenant shall either expand planned restrooms or construct additional restrooms

•	Tenant shall construct structural reinforcing for existing un-reinforced masonry walls where new glazing is installed

•	Tenant shall install structural framing at two (2) levels to support the existing high openings and to create new lower openings

•	Tenant shall remove and abate the existing glazing with new glazing infill

•	Tenant shall replace the existing presumed asbestos-containing material glazing with new similar quality fixed or double hung windows

•	Tenant shall replace the existing roof

•	Tenant shall make roof insulation and roof deck upgrades as required by Landlord

•	Tenant shall procure and install mechanical systems, including new supply air roof top units and VAV boxes with hot water reheat coil and loop

•	Such system shall include an air-cooled chiller, two (2) AHUs sized to support future lab occupancy, exhaust fans, reheat boiler, VAVs, and distribution ductwork and piping

•	Tenant shall install fire protection water service located within the Building

•	Tenant shall construct the electrical system within the Premises including all branch circuitry and panels for lighting, low voltage and outlets

•	Tenant shall modify the existing floor slab to establish a “flat” floor service to support a typical laboratory program

•	Tenant shall install stand-by power and all permitting associated with installing a pad or roof mounted generator, including electrical distribution and gas service

•	Tenant shall perform site work, including excavation and backfill for generator pad, conduits, foundation penetration for conduits and associated landscape work

•

Tenant shall perform demolition and Building preparation, which shall include removal of existing abandoned equipment, selective demolition of masonry walls as required, demolition of windows for replacement, and saw cutting the concrete slab for underground plumbing work

•

Tenant shall procure and install concrete, including material for slab-on-grade infill at plumbing trenches, infill of existing under-floor openings, mechanical housekeeping pads, stand-by generator pad, and slab repair (plus flooring preparation).

•	Tenant shall perform masonry, including repointing of masonry walls and exterior face brick, shear wall reinforcing, infill of existing high-bay windows and masonry wall reinforcing

•	Tenant shall procure and install structural steel and miscellaneous metals, including structural steel for support of rooftop equipment and roof reinforcement to meet Applicable Laws

•

Tenant shall construct thermal and moisture protections, including removal and replacement of the roof system and edge flashing and flashing for new roof penetrations. Additionally, a Tenant shall construct full-height gypsum wall board system around the interior perimeter of the Building, including metal studs, insulation, and a vapor barrier to meet Applicable Laws and applicable energy codes.

•	Tenant shall perform plumbing work, including sanitary waste, domestic water and natural gas distribution

•	Tenant shall replace existing overhead door at the loading area, loading dock plate and related accessories

•	Tenant shall construct new exterior entries and doors and new windows along the lower level of the east and west masonry walls

EXHIBIT C

ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE

AND TERM EXPIRATION DATE

THIS ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE AND TERM EXPIRATION DATE is entered into as of [            ], 20[    ], with reference to that certain Lease (the “Lease”) dated as of February 10, 2012, by ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), in favor of BMR-FRESH POND RESEARCH PARK LLC, a Delaware limited liability company (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

Tenant hereby confirms the following:

1. Tenant accepted possession of the Premises on [            ], 20[    ].

2. The Premises are in good order, condition and repair.

3. The Tenant Improvements are Substantially Complete.

4. All conditions of the Lease to be performed by Landlord as a condition to the full effectiveness of the Lease have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the Premises.

5. In accordance with the provisions of Article 4 of the Lease, the Term Commencement Date is [            ], 20[    ], and, unless the Lease is terminated prior to the Term Expiration Date pursuant to its terms, the Term Expiration Date shall be [            ], 20[    ].

6. Tenant commenced occupancy of the Premises for the Permitted Use on [            ], 20[    ].

7. The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the Premises[, except [            ]].

8. Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.

9. The obligation to pay Rent is presently in effect and all Rent obligations on the part of Tenant under the Lease commenced to accrue on [            ], 20[    ], with Base Rent payable on the dates and amounts set forth in the chart below:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
Months 1-3	15,150	$0.00	$0.00	N/A
Months 4-15	15,150	$32.00 annually	$40,400.00	$484,800.00
Months 16-27	15,150	$32.96 annually	$41,612.00	$499,344.00
Months 28-39	15,150	$33.95 annually	$42,861.88	$514,342.50
Months 40-51	15,150	$34.97 annually	$44,149.63	$529,795.50
Months 52-63	15,150	$36.02 annually	$45,475.25	$545,703.00

10. The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the Premises or any portion thereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of Term Commencement Date and Term Expiration Date as of the date first written above.

TENANT:

ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT D

TENANT MANUAL

Fresh Pond

Tenant Design Manual

Updated: January 25, 2012

BioMed Realty Trust

1 Main Street, Cambridge, MA 02142

617-225-2440

TABLE OF CONTENTS

1. INTENT			3

2. TENANT DESIGN CRITERIA – ARCHITECTURE			3
2.1	ACOUSTICAL		3
2.2	VIBRATION		3
2.3	WINDOW TREATMENT		3
2.4	SIGNAGE		3
2.5	SOUND ATTENUATION		3
2.6	ROOFTOP EQUIPMENT		3
2.7	[**]		3
2.8	FLOOR DRAINS		4
2.9	ROOFING AND ENVELOPE ALTERATIONS		4

3. TENANT DESIGN CRITERIA - STRUCTURE			4
	3.1.1	Tenant Loads	4

4. TENANT DESIGN CRITERIA - MEP & FP			4
4.1	[**]		4
4.2	ELECTRICAL CRITERIA		4
	4.2.1	Electrical Acceptance Testing	4
	4.2.2	Tenant Distribution	4
	4.2.3	Light Fixtures	4
	4.2.4	Emergency Lighting, Exit Signs	4
	4.2.5	Generator, Exhaust Stacks	5
4.3	PLUMBING CRITERIA		5
	4.3.1	Water Meter	5
	4.3.2	Gas-fired Water Heater	5
	4.3.3	Natural Gas Service - Standards	5
4.4	FIRE PROTECTION CRITERIA		5
	4.4.1	Fire Protection System	5
	4.4.2	Obligation to Maintain Effectiveness of Sprinkler System	6
	4.4.3	Fire Dampers	6
	4.4.4	Fire Detection and Alarm Systems - Tenant Provision	6

5. EXHIBIT A:			7
	5.1.1	[**]	7

1.	INTENT

The Tenant Manual is supplementary to the Lease and must be referenced in conjunction with the Lease. The intent of this document is to describe certain features of the Base Building, assist in the design of Tenant’s Premises and to outline Tenant’s obligations in performing Tenant Improvement Work. Tenants are encouraged to discuss specific issues or questions regarding their space with the Landlord prior to beginning design work.

2.	TENANT DESIGN CRITERIA – ARCHITECTURE

This Section identifies specific design and construction criteria for the tenant’s interior Tenant Improvements. It is the Landlord’s intent to ensure that Fresh Pond maintains a high quality environment for tenant uses. Due to potential impacts that might affect other building users or neighbors, tenant fit-out and equipment selections must follow the established criteria that are noted below and be approved by the Landlord in writing.

2.1	ACOUSTICAL

Tenants must be responsible for compliance with current City of Cambridge Noise Ordinances, in particular with reference to exterior roof top equipment.

2.2	VIBRATION

Tenant is required to install vibration isolation equipment for emergency generators and other vibration generating equipment.

2.3	WINDOW TREATMENT

All Tenant window treatment is to be provided by Tenant with vertical blinds - Levelor Louver drape zirlon wheeled system, clear anodized alum head-rail with extruded 3 1/2 PVC blades color: Alabaster. No windows may be blocked without Landlord’s approval.

2.4	SIGNAGE

Tenant signage requires Landlord approval and must conform to zoning ordinances and building standards.

2.5	SOUND ATTENUATION

Tenants must utilize a sound attenuating generator enclosure, and ensure that the acoustical performance of the generator meets with City of Cambridge Noise Ordinances.

2.6	ROOFTOP EQUIPMENT

Equipment must be located and oriented to provide access for service, not impede access to egress or other tenant’s equipment, and not otherwise create a hazard. All rooftop equipment must be installed in accordance with City of Cambridge rooftop mechanical equipment standards and of a neutral grey/tan/beige color, subject to review by Landlord’s Architect.

2.7	[**]

[**]

2.8	FLOOR DRAINS

Existing floor drains are to be maintained free of obstructions at all times. Tenant is to install concrete containment curbs and floor drains at tenant installed hot water heaters or other water source equipment.

2.9	ROOFING AND ENVELOPE ALTERATIONS

Any alterations to the building envelope or roofing systems will require a quality acceptance program and inspection. The work performed and the quality assurance program should be performed in accordance with manufacturer and warranty specifications and should include project oversight during construction, field quality inspections / reports, design peer review of details.

3.	TENANT DESIGN CRITERIA - STRUCTURE

3.1.1	Tenant Loads

All tenant loads in excess of existing base-building design require Landlord approval. A structural engineer, licensed in the State of Massachusetts, is to provide structural calculations and design for support of excess loads.

4.	TENANT DESIGN CRITERIA - MEP & FP

4.1	[**]

A total of two pages were omitted and filed separately with the Securities and Exchange Commission.

4.2	ELECTRICAL CRITERIA

4.2.1	Electrical Acceptance Testing

Upon completion of any alteration to the electrical distribution system, Tenant must submit third party electrical acceptance testing results including IR scan, Breaker testing and a breaker coordination study stamped by a Commonwealth of Massachusetts licensed electrical engineer.

4.2.2	Tenant Distribution

The Tenant must be responsible for furnishing and installing all Tenant electrical infrastructure and distribution for their equipment (i.e., UPS, generator, etc.) in a linear and consistent configuration.

4.2.3	Light Fixtures

Light fixtures within Tenant space must be furnished and installed by the Tenant and provide a consistent appearance from the exterior of the building.

4.2.4	Emergency Lighting, Exit Signs

Emergency egress lighting and exit signs must be battery operated or tied into emergency power.

4.2.5	Generator, Exhaust Stacks

Tenants must ensure that the generator exhaust stacks are sized and located to prevent re-entrainment of generator emissions at all building outside air intakes. Tenant shall be responsible for ensuring that associated designs are consistent with applicable City guidelines.

4.3	PLUMBING CRITERIA

4.3.1	Water Meter

Tenant must install its line extension with a water meter and electronic readout (connected to the base building DDC system per Landlord’s specifications) easily accessible to Landlord. Sub-meter specifications are to be approved by Landlord.

4.3.2	Gas-fired Water Heater

Water heaters may be natural gas fired, with necessary safety controls and drains per code, based on the Tenant’s water heating needs. Landlord’s written permission for using gas water heaters must be obtained by the Tenant prior to utilizing gas-fired water heaters. The Tenant must provide gas piping to the water heater from the gas meter, gas flues through roof, and combustion/ventilation air in accordance with code.

Drains must be piped to the nearest waste receptor through an approved air gap. All gas-fired water heaters must be approved by and installed in accordance with Massachusetts State Building and Plumbing Codes.

4.3.3	Natural Gas Service - Standards

All gas plumbing must be Schedule 40 black iron, per Code and base building specification. All contractor work on gas piping to systems must be qualified and licensed by the Commonwealth of Massachusetts. Benchtop natural gas turrets and fume hood natural gas valves must be press-to-turn locking type, similar to Water-saver, in accordance with Cambridge Fire Department requirements.

4.4	FIRE PROTECTION CRITERIA

4.4.1	Fire Protection System

All modifications, additions, repairs, or relocations to the sprinkler system, or any other system or equipment installed by Landlord which are required for the Tenant’s use prior to occupancy must be performed at the Tenant’s cost and expense.

Plans and calculations must be signed and sealed by a Commonwealth of Massachusetts registered fire protection engineer.

Tenant must generate a sprinkler shop drawing and supply hydraulic calculations stamped by a Massachusetts registered Fire Protection Engineer.

4.4.2	Obligation to Maintain Effectiveness of Sprinkler System

Tenant’s fixtures, storage, and other Tenant practices must be subject to code and must not be conducted in such a manner as to hinder the effectiveness of the sprinkler or other fire protection system(s).

4.4.3	Fire Dampers

A fire damper must be installed within Tenant’s ductwork where such duct passes through a fire rated wall, at Tenant’s sole cost.

4.4.4	Fire Detection and Alarm Systems - Tenant Provision

Tenant must provide a complete fire alarm system within the leased premises, including but not limited to, all necessary labor, detectors, strobes, horns, wiring, etc. necessary for the satisfactory operation of a fire alarm system using Landlord selected manufacturer.

1.	Tenant shall tie all fire alarm systems into the existing landlord fire alarm panel. If one is not available then the system should meet owners specifications based on the site or campus conditions

2.	Upon completion of Tenant fire alarm system, Tenant’s fire alarm contractor must contact Landlord for final point of connection to the fire alarm junction box at Tenant’s expense. Tenant is responsible for the testing of the expanded system in accordance with NFPA 72 and authority having jurisdiction.

3.	Fire alarm devices must be structurally mounted.

4.	Each Tenant must generate a fire alarm drawing and submit to Landlord. Landlord will forward this drawing to the local fire department.

5.	Class “A” system wires must be identified for direction and polarity.

6.	Current ADA guidelines, including state and local codes, must be followed.

7.	Wiring methods must be in accordance with applicable NEC and NFPA 72 codes.

8.	Provide duct smoke detector; locate inside supply duct, downstream of the filters and ahead of any branch connections, on all systems. In addition, any system over 15,000 CFM must provide duct smoke detectors located inside the return duct, upstream of filters, exhaust air connections or outside air connections.

9.	Smoke detectors must be compatible with the existing fire alarm system.

5.	EXHIBIT A:

[**]

EXHIBIT E

FORM OF LETTER OF CREDIT

[On letterhead or L/C letterhead of Issuer.]

LETTER OF CREDIT

Date:             , 200__

(the “Beneficiary”)

Attention:
L/C. No.:
Loan No. :

Ladies and Gentlemen:

We establish in favor of Beneficiary our irrevocable and unconditional Letter of Credit numbered as identified above (the “L/C”) for an aggregate amount of $            , expiring at     :00 p.m. on              or, if such day is not a Banking Day, then the next succeeding Banking Day (such date, as extended from time to time, the “Expiry Date”). “Banking Day” means a weekday except a weekday when commercial banks in              are authorized or required to close.

We authorize Beneficiary to draw on us (the “Issuer”) for the account of              (the “Account Party”), under the terms and conditions of this L/C.

Funds under this L/C are available by presenting the following documentation (the “Drawing Documentation”): (a) the original L/C and (b) a sight draft substantially in the form of Attachment 1, with blanks filled in and bracketed items provided as appropriate. No other evidence of authority, certificate, or documentation is required.

Drawing Documentation must be presented at Issuer’s office at              on or before the Expiry Date by personal presentation, courier or messenger service, or fax. Presentation by fax shall be effective upon electronic confirmation of transmission as evidenced by a printed report from the sender’s fax machine. After any fax presentation, but not as a condition to its effectiveness, Beneficiary shall with reasonable promptness deliver the original Drawing Documentation by any other means. Issuer will on request issue a receipt for Drawing Documentation.

We agree, irrevocably, and irrespective of any claim by any other person, to honor drafts drawn under and in conformity with this L/C, within the maximum amount of this L/C, presented to us on or before the Expiry Date, provided we also receive (on or before the Expiry Date) any other Drawing Documentation this L/C requires.

We shall pay this L/C only from our own funds by check or wire transfer, in compliance with the Drawing Documentation.

If Beneficiary presents proper Drawing Documentation to us on or before the Expiry Date, then we shall pay under this L/C at or before the following time (the “Payment Deadline”): (a) if presentment is made at or before noon of any Banking Day, then the close of such Banking Day; and (b) otherwise, the close of the next Banking Day. We waive any right to delay payment beyond the Payment Deadline. If we determine that Drawing Documentation is not proper, then we shall so advise Beneficiary in writing, specifying all grounds for our determination, within one Banking Day after the Payment Deadline.

Partial drawings are permitted. This L/C shall, except to the extent reduced thereby, survive any partial drawings.

We shall have no duty or right to inquire into the validity of or basis for any draw under this L/C or any Drawing Documentation. We waive any defense based on fraud or any claim of fraud.

The Expiry Date shall automatically be extended by one year (but never beyond              (the “Outside Date”)) unless, on or before the date 90 days before any Expiry Date, we have given Beneficiary notice that the Expiry Date shall not be so extended (a “Nonrenewal Notice”). We shall promptly upon request confirm any extension of the Expiry Date under the preceding sentence by issuing an amendment to this L/C, but such an amendment is not required for the extension to be effective. We need not give any notice of the Outside Date.

Beneficiary may from time to time without charge transfer this L/C, in whole but not in part, to any transferee (the “Transferee”). Issuer shall look solely to Account Party for payment of any fee for any transfer of this L/C. Such payment is not a condition to any such transfer. Beneficiary or Transferee shall consummate such transfer by delivering to Issuer the original of this L/C and a Transfer Notice substantially in the form of Attachment 2, purportedly signed by Beneficiary, and designating Transferee. Issuer shall promptly reissue or amend this L/C in favor of Transferee as Beneficiary. Upon any transfer, all references to Beneficiary shall automatically refer to Transferee, who may then exercise all rights of Beneficiary. Issuer expressly consents to any transfers made from time to time in compliance with this paragraph.

Any notice to Beneficiary shall be in writing and delivered by hand with receipt acknowledged or by overnight delivery service such as FedEx (with proof of delivery) at the above address, or such other address as Beneficiary may specify by written notice to Issuer. A copy of any such notice shall also be delivered, as a condition to the effectiveness of such notice, to:              (or such replacement as Beneficiary designates from time to time by written notice).

No amendment that adversely affects Beneficiary shall be effective without Beneficiary’s written consent.

This L/C is subject to and incorporates by reference: (a) the International Standby Practices 98 (“ISP 98”); and (b) to the extent not inconsistent with ISP 98, Article 5 of the Uniform Commercial Code of the State of New York.

Very truly yours,

[Issuer Signature]

ATTACHMENT 1 TO EXHIBIT E

FORM OF SIGHT DRAFT

[BENEFICIARY LETTERHEAD]

TO:

[Name and Address of Issuer]

SIGHT DRAFT

AT SIGHT, pay to the Order of                     , the sum of                     United States Dollars ($        ). Drawn under [Issuer] Letter of Credit No.                     dated                     .

[Issuer is hereby directed to pay the proceeds of this Sight Draft solely to the following account:                     .]

[Name and signature block, with signature or purported signature of Beneficiary]

Date:

E-1-1

ATTACHMENT 2 TO EXHIBIT E

FORM OF TRANSFER NOTICE

[BENEFICIARY LETTERHEAD]

TO:

[Name and Address of Issuer] (the “Issuer”)

TRANSFER NOTICE

By signing below, the undersigned, Beneficiary (the “Beneficiary”) under Issuer’s Letter of Credit No.                     dated                     (the “L/C”), transfers the L/C to the following transferee (the “Transferee”):

[Transferee Name and Address]

The original L/C is enclosed. Beneficiary directs Issuer to reissue or amend the L/C in favor of Transferee as Beneficiary. Beneficiary represents and warrants that Beneficiary has not transferred, assigned, or encumbered the L/C or any interest in the L/C, which transfer, assignment, or encumbrance remains in effect.

[Name and signature block, with signature or purported signature of Beneficiary]

Date:                     ]

E-2-1

EXHIBIT F

RULES AND REGULATIONS

NOTHING IN THESE RULES AND REGULATIONS (“RULES AND REGULATIONS”) SHALL SUPPLANT ANY PROVISION OF THE LEASE. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE LEASE, THE LEASE SHALL PREVAIL.

1. Neither Tenant nor Tenant’s employees, agents, contractors or invitees shall encumber or obstruct the common entrances, lobbies, elevators, sidewalks and stairways of the Building(s) or the Project or use them for any purposes other than ingress or egress to and from the Building(s) or the Project.

2. Except as specifically provided in the Lease, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or the Building(s) without Landlord’s prior written consent. Landlord shall have the right to remove, at Tenant’s sole cost and expense and without notice, any sign installed or displayed in violation of this rule.

3. If Landlord objects in writing to any curtains, blinds, shades, screens, hanging plants or other objects attached to or used in connection with any window or door of the Premises or placed on any windowsill, and (a) such window, door or windowsill is visible from the exterior of the Premises and (b) such curtain, blind, shade, screen, hanging plant or other object has not been approved by Landlord pursuant to Section 12.6 of the Lease, then Tenant shall promptly remove said curtains, blinds, shades, screens, hanging plants or similar objects at its sole cost and expense.

4. No deliveries shall be made that impede or interfere with other tenants in or the operation of the Project.

5. Tenant shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) is allowed by Applicable Laws. Fixtures and equipment that cause noises or vibrations that may be transmitted to the structure of the Building(s) to such a degree as to be objectionable to other tenants shall be placed and maintained by Tenant, at Tenant’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate such noises and vibrations to levels reasonably acceptable to Landlord and the affected tenants of the Project.

6. Tenant shall not use any method of heating or air conditioning other than that shown in the Tenant Improvement plans.

7. Tenant shall not install any radio, television or other antennae; cell or other communications equipment; or other devices on the roof or exterior walls of the Premises except in accordance with the Lease. Tenant shall not interfere with radio, television or other digital or electronic communications at the Project or elsewhere.

8. Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Project (other than within the Premises) are prohibited. Tenant shall cooperate with Landlord to prevent such activities by Tenant or its employees, agents, contractors and invitees.

9. Tenant shall store all of its trash, garbage and Hazardous Materials within its Premises or in receptacles designated by Landlord outside of the Premises. Tenant shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Materials disposal. Any Hazardous Materials transported through Common Areas shall be held in secondary containment devices.

10. The Premises shall not be used for lodging or for any improper, immoral or objectionable purpose. No cooking shall be done or permitted in the Premises; provided, however, that Tenant may use (a) equipment approved in accordance with the requirements of insurance policies that Landlord or Tenant is required to purchase and maintain pursuant to the Lease for brewing coffee, tea, hot chocolate and similar beverages, (b) microwave ovens for employees’ use and (c) equipment shown on Tenant Improvement plans approved by Landlord; provided, further, that any such equipment and microwave ovens are used in accordance with Applicable Laws.

11. Tenant shall not, without Landlord’s prior written consent, use the name of the Project, if any, in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

12. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any Governmental Authority.

13. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

14. Tenant shall furnish Landlord with copies of keys, pass cards or similar devices for locks to the Premises.

15. Tenant shall cooperate and participate in all reasonable security programs affecting the Premises.

16. Tenant shall not permit any animals in the Project, other than for guide animals or for use in laboratory experiments.

17. Bicycles shall not be taken into the Building(s) except into areas designated by Landlord.

18. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be deposited therein.

19. Discharge of industrial sewage shall only be permitted if Tenant, at its sole expense, first obtains all necessary permits and licenses therefor from all applicable Governmental Authorities.

20. Smoking is prohibited at the Project.

21. The Project’s hours of operation are currently 24 hours a day seven days a week.

22. Tenant shall comply with all orders, requirements and conditions now or hereafter imposed by Applicable Laws or Landlord (“Waste Regulations”) regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash generated by Tenant (collectively, “Waste Products”), including (without limitation) the separation of Waste Products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by Waste Regulations.

23. Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be exterminated on a monthly basis to Landlord’s reasonable satisfaction and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises or the Project for the purpose of providing such extermination services, unless such persons have been approved by Landlord. If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.

Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project, including Tenant. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Lease. Landlord reserves the right to make such other and reasonable rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Project, or the preservation of good order therein; provided, however, that Tenant shall not be obligated to adhere to such additional rules or regulations until Landlord has provided Tenant with written notice thereof. Tenant agrees to abide by these Rules and Regulations and any additional rules and regulations issued or adopted by Landlord. Tenant shall be responsible for the observance of these Rules and Regulations by Tenant’s employees, agents, contractors and invitees.

EXHIBIT G

SHUTTLE SERVICE DESCRIPTION

The Shuttle bus starts at Alewife and ends at 767C Concord.

It takes approximately 12 minutes to complete a run with an 8 minute return.

The shuttle runs every 30 minutes.

Morning Schedule: 7:00 a.m. to 10:30 a.m.

Alewife

55Wheeler

10 Fawcett

10 Moulton

45 Moulton

10 Wilson

767 C Concord

Afternoon Schedule: 3:00 p.m. to 7:30 p.m.

767 C Concord

10 Wilson

45 Moulton

10 Moulton

10 Fawcett

55Wheeler

Alewife

The shuttle will not run on the following holidays: New Year’s Day, the day after New Year’s Day, President’s Day, Patriots’ Day, Memorial Day, July 4th, Labor Day, Columbus Day, Thanksgiving and the day after and Christmas Day.

All times are approximate die to weather and traffic conditions.

G-1

EXHIBIT H

TENANT’S PERSONAL PROPERTY

ITEM NAME	DESCRIPTION/Model #	CAPACITY	MANUFACTURER	Estimated Quantity
[**]	[**]		[**]	[**]

[**]	A total of seven pages were omitted and filed separately with the Securities and Exchange Commission.

H-1

EXHIBIT I

FORM OF ESTOPPEL CERTIFICATE

To:	BMR-FRESH POND RESEARCH PARK LLC

17190 Bernardo Center Drive

San Diego, California 92128

Attention: Vice President, Real Estate Counsel

BioMed Realty, L.P.

17190 Bernardo Center Drive

San Diego, California 92128

Re:	665 Concord Avenue, Cambridge, Massachusetts (the “Premises”) at 25, 33, 45, 47, 51 and 61 Moulton Street, Cambridge, Massachusetts and 665 Concord Avenue, Cambridge, Massachusetts (the “Property”)

The undersigned tenant (“Tenant”) hereby certifies to you as follows:

1. Tenant is a tenant at the Property under a lease (the “Lease”) for the Premises dated as of February 10, 2012. The Lease has not been cancelled, modified, assigned, extended or amended [except as follows: [            ]], and there are no other agreements, written or oral, affecting or relating to Tenant’s lease of the Premises or any other space at the Property. The lease term expires on [            ], 20[    ].

2. Tenant took possession of the Premises, currently consisting of [            ] square feet, on [            ], 20[    ], and commenced to pay rent on [            ], 20[    ]. Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises, and does not hold the Premises under an assignment or sublease[, except as follows: [            ]].

3. All base rent, rent escalations and additional rent under the Lease have been paid through [            ], 20[    ]. There is no prepaid rent[, except $[        ]][, and the amount of security deposit is $[        ] [in cash][OR][in the form of a letter of credit]]. Tenant currently has no right to any future rent abatement under the Lease.

4. Base rent is currently payable in the amount of $[        ] per month.

5. Tenant is currently paying estimated payments of additional rent of $[        ] per month on account of real estate taxes, insurance, management fees and common area maintenance expenses.

6. All work to be performed for Tenant under the Lease has been performed as required under the Lease and has been accepted by Tenant[, except [            ]], and all allowances to be paid to Tenant, including allowances for tenant improvements, moving expenses or other items, have been paid.

7. The Lease is in full force and effect, free from default and free from any event that could become a default under the Lease, and Tenant has no claims against the landlord or

I-1

offsets or defenses against rent, and there are no disputes with the landlord. Tenant has received no notice of prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents payable thereunder[, except [            ]].

8. [Tenant has the following expansion rights or options for the Property: [            ].][OR][Tenant has no rights or options to purchase the Property.]

9. To Tenant’s knowledge, no hazardous wastes have been generated, treated, stored or disposed of by or on behalf of Tenant in, on or around the Premises or the Project in violation of any environmental laws.

10. The undersigned has executed this Estoppel Certificate with the knowledge and understanding that [INSERT NAME OF LANDLORD, PURCHASER OR LENDER, AS APPROPRIATE] or its assignee is acquiring the Property in reliance on this certificate and that the undersigned shall be bound by this certificate. The statements contained herein may be relied upon by [INSERT NAME OF PURCHASER OR LENDER, AS APPROPRIATE], [LANDLORD], BioMed Realty, L.P., BioMed Realty Trust, Inc., and any [other] mortgagee of the Property and their respective successors and assigns.

Any capitalized terms not defined herein shall have the respective meanings given in the Lease.

Dated this [            ] day of [            ], 20[    ].

ALNYLAM PHARMACEUTICALS, INC.,
a Delaware corporation

By:
Name:
Title:

I-2

EXHIBIT J

CAM POOLS AND MAINTENANCE MATRIX

FRESH POND CAM POOL

The Below CAM pool is the poo| used to account for all expenses

PROJECT = Includes all costs associated within the designated campus

BUILDING = Includes all cost associated within the occupied buildings.

ACCOUNT	Maintenance responsibility		ALNYLAM CAM POOL
	Landlord / Tenant	Tenant pays pro rata share of project expenses	Tenant pays pro rata share of building expenses
Utilities:
Electricity	Project electricity - Landlord	X
Electricity	Building electricity - Tenant		X
Gas	Project gas - Landlord
Gas	Building gas - Tenant	X
Water	Building water - Tenant		X

Maintenance & Repairs

Bulbs	Bonding expense - Tenant		X
Carpet/Floor Repairs	Building expense - Tenant		X
Ceiling Repairs	Building expense - Tenant		X
Computer Service	Building expense - Tenant		X
Electrical Supplies	Building expense - Tenant		X
Electrical Repairs	Building expense - Tenant		X
Environmental Repairs	Building expense - Tenant		X
Equipment Maintenance	Building expense - Tenant		X
Equipment Rental	Building expense - Tenant		X
Equipment Rental	Project expense - Landlord	X
Exterior Repairs	Project expense - Landlord	X	X
Fire Extinguisher	Building expense - Tenant		X
General Repairs	Project expense - Landlord	X
General Repairs	Building expense - Tenant		X
Glass Replacement	Building expense - Tenant		X
Key and Keycard Stock	Building expense - Tenant		X
Inspection Fees	Building expense - Tenant		X
Lighting Repairs	Building expense - Tenant		X
Locksmith	Building expense - Tenant		X
Maintenance Supplies	Project expense - Landlord	X
Maintenance Supplies	Building expense -Tenant		X
Painting	Building expense - Tenant		X
Pest Control	Building expense - Tenant		X
Plumbing Repairs	Building expense - Tenant		X
Plumbing Supplies	Building expense -Tenant		X
Root Repairs	Building expense - Tenant		X
Sign Repairs	Building expense - Tenant		X
Uniforms	Building expense - Tenant		X

J-1

Janitorial:
Contracted Service	Building expense - Tenant		X
Power Washing	Building expense - Tenant		X
Window Washing	Building expense - Tenant		X

HVAC
Repairs	Building expense - Tenant		X
Maintenance	Building expense - Tenant		X

Elevators:
Contracted Services	N/A
Permits/Fees	N/A
Repairs	N/A

Landscape & Grounds Maintenance:
Contracted Service	Protect expense - Landlord	X
Interior Landscaping	Building expense - Tenant		X
Landscaping Repairs	Protect expense - Landlord	X
Parking Lot Repairs	Project expense - Landlord	X
Shuttle	Protect expense - Landlord	X
Trash Removal	Project expense - Landlord	X
Vehicle Repairs & Maintenance	Project expense - Landlord	X
Lot and Landscape - Other	Project expense - Landlord	X

Security & Life Safety:
Contracted Service	Building expense - Tenant		X
Security Supplies	Building expense - Tenant		X
Life Safety Inspections	Building expense - Tenant		X
Security Vehicle	N/A
Fire & Life Safety - Repairs	Building expense - Tenant		X

Property Administrative:
Cell Phones and Pagers	Protect expense - Landlord	X
Consultant Fees	Project expense - Landlord	X
Computer Supplies & Repairs	Protect expense - Landlord	X
Legal Fees	Protect expense - Landlord	X
Licenses & permits	Protect expense - Landlord	X
Office General	Project expense - Landlord	X
Office Rent	Protect expense - Landlord	X
Office Supplies	Project expense - Landlord	X

Salaries & Related:
Administrative Salaries	Project expense - Landlord	X
Administrative P/R Taxes & Related	Protect expense - Landlord	X
Maintenance Salaries	Protect expense - Landlord	X
Maintenance P/R Taxes & Related	Protect expense - Landlord	X
Temporary Help	Protect expense - Landlord	X

Management:
Management Fee	Protect expense	As per lease

Taxes:
Real Property & School	Protect expense - Landlord	X

Insurance:
Boiler & Machinery Insurance	Project expense - Landlord	X
DIC Insurance	Protect expense - Landlord	X
Liability Insurance	Project expense - Landlord	X
Property Insurance	Project expense - Landlord	X
Environmental Insurance	Protect expense - Landlord	X

J-2

EXHIBIT K

RESERVED PARKING

K-1